Exhibit 1.1

AURORA® | Opening the World to Cannabis™

PROTECT AURORA

REJECT CURALEAF'S HOSTILE TAKE OVER BID BY <u>TAKING NO ACTION</u>

SEPTEMBER 1, 2026

KINGSDALE Advisors

PROTECT OUR FUTURE.
PROTECT AURORA.

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www.ProtectAurora.com

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(Toll Free in North America)
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Dear Aurora Shareholders,

Just weeks ago, at Aurora's 2026 Annual General Meeting, shareholders demonstrated strong support for Aurora's strategy, leadership team and long-term vision. That support reflected confidence in the transformation we have undertaken and the future we are building together.

Today, we are writing to discuss how Curaleaf Holdings, Inc. (“Curaleaf”) has launched an opportunistic, unsolicited take-over bid (the “Hostile Bid”) to acquire all of the common shares of Aurora Cannabis Inc. (“Aurora” or the “Company”) at a time when Aurora’s strategy is gaining momentum but the value of the transformation underway is not yet fully reflected in the market. After careful review, and on the unanimous recommendation of a special committee of independent directors (the “Special Committee”), and after receiving external advice from financial and legal advisors, the Aurora Board of Directors has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders and unanimously recommends that Aurora Shareholders REJECT the Hostile Bid and DO NOT TENDER their shares.

To reject the Hostile Bid, simply TAKE NO ACTION. Curaleaf is asking you to sell now, before Aurora shareholders receive the benefit of the Company’s improving performance, strengthened balance sheet, global medical cannabis leadership and significant international growth opportunity. The Board believes tendering your shares today would transfer that upside to Curaleaf.

Aurora is not a distressed seller. In fiscal year 2026, the Company delivered record global medical cannabis revenue and record Adjusted EBITDA. This momentum is continuing into fiscal year 2027, as the Company is executing on its global medical cannabis strategy that is supported by an industry-leading balance sheet and a world-class EU-GMP cultivation platform, that is designed to maximize the profitable opportunities in our key high growth international markets. Curaleaf’s bid confirms the strategic value of Aurora’s platform but it fails to offer Aurora Shareholders fair value for giving it up.

Why the Hostile Bid Is Harmful to Aurora Shareholders

▪	The Hostile Bid is inadequate and significantly undervalues Aurora. The Hostile Bid values Aurora at a significant discount compared to other cannabis companies and does not provide shareholders with a meaningful change of control premium relative to the full value of our business. Curaleaf’s stated premium is based on a calculation that Aurora believes makes the Hostile Bid look better than the value shareholders would actually receive, a concern also raised by independent analyst commentary. The Special Committee and the Board received a written opinion from their financial advisor dated September 1, 2026, the full text of which is included in the circular.

▪	Curaleaf has over $1 billion in debt[2] and would gain control of Aurora shareholders’ cash without paying fairly. Aurora is debt-free and has approximately $149 million in cash[3] – cash that belongs to its shareholders. Under the Hostile Bid, shareholders would receive only a portion of that value, while Curaleaf would gain control of the remaining funds upon closing. In effect, Curaleaf’s Hostile Bid is proposing to use Aurora shareholders’ own cash to help fix their balance sheet and acquire Aurora’s assets at a discount.

▪	The Hostile Bid shifts Curaleaf’s risks onto Aurora shareholders. Instead of owning a debt-free company with cash on hand, Aurora shareholders would receive Curaleaf shares that may be harder to trade and could fluctuate in value before and after the bid closes. Shareholders would also be exposed to Curaleaf’s share price volatility, high-cost debt, tax uncertainties, regulatory risks, weak governance structure, limited liquidity and lack of a U.S. national securities exchange listing for Curaleaf shares, further impacting U.S.-based Aurora shareholders.

▪	Curaleaf has not fairly disclosed the full downside that shareholders would assume. The Hostile Bid asks Aurora shareholders to accept shares in a company with material financial, regulatory, tax and governance risks, while Curaleaf’s messaging focuses on headline premiums that do not reflect the value of Aurora’s cash, or the underlying value to be generated by our proven strategy and future growth opportunities.

▪	Your shareholder rights could be meaningfully weakened. Under Curaleaf’s ownership structure, Aurora shareholders would exchange independent ownership for a small minority stake in a company where voting control is concentrated through multi-voting shares. Based on the exchange ratio, Aurora shareholders would own approximately 7.7% of the combined company but hold only approximately 3.2% of the votes, leaving them with limited influence over the company they would partly own.

▪	The opportunistic Hostile Bid aims to capture Aurora’s assets at a discount. Aurora has spent years building a differentiated global medical cannabis platform, including EU-GMP manufacturing capabilities, regulatory expertise and leadership in high-margin international medical markets. Curaleaf is seeking to acquire those assets before Aurora shareholders receive the full value of their investment. This benefits Curaleaf’s shareholders at the expense of Aurora’s shareholders.

▪	Aurora has a stronger path forward and significant value creation ahead. Aurora’s Board and management team continue to execute the Company’s strategy, pursue value-enhancing opportunities and evaluate alternatives that are in the best interests of shareholders. Shareholders should not tender into a hostile bid that undervalues Aurora, weakens their rights and transfers value disproportionately to Curaleaf.

Aurora’s Standalone Plan Offers Superior Value

Over the past several years, Aurora has purposefully transformed into a focused global medical cannabis company, exiting lower-margin businesses, proactively expanding EU-GMP cultivation and manufacturing capacity, and developing an international platform that is difficult and expensive to replicate. That strategy is delivering results, including record international revenue and industry-leading margins, and the Board believes the greatest value from this transformation still lies ahead.

2 “Debt” refers to indebtedness, financial obligations and lease liabilities as of June 30, 2026, as filed in the financial statements of Curaleaf Holdings Inc. on August 5, 2026, which can be found on Sedar+, EDGAR and Curaleaf’s website.

3 “Cash” refers to cash, restricted cash. short term investments and cash equivalents as of June 30, 2026, as filed in our financial statements on August 5, 2026 which can be found on Sedar+, EDGAR and Aurora’s website.

•	A valuable and effective global platform: Aurora's EU-GMP manufacturing network, regulatory expertise and international footprint have taken years to build and are strategically positioned to maximize on the growing profitable global cannabis opportunities.

•	A strong, flexible balance sheet: Aurora is debt-free with cash on hand, giving it the flexibility to invest in high-margin growth, including its recently announced accretive acquisitions expanding its UK medical cannabis presence.

•	A clear path forward: The Board and management continue to execute Aurora's strategic plan and are actively evaluating additional opportunities to continue to build long-term shareholder value, including potential alternatives to the Hostile Bid.

PROTECT THE VALUE OF YOUR INVESTMENT — TAKE NO ACTION

For these reasons, and as more fully described in our Directors’ Circular, on the unanimous recommendation of the Special Committee, the Aurora Board has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders and unanimously recommends that you REJECT the Hostile Bid and DO NOT TENDER your Common Shares. Do not let Curaleaf acquire Aurora’s future value without paying full and fair consideration for it.

To reject the Hostile Bid, you do not need to do anything. If you have tendered your Common Shares and wish to withdraw, ask your broker or contact Kingsdale Advisors by phone at 1-800-749-9052 (toll-free in North America) or 416-623-4172 (text or call), or by email at contactus@kingsdaleadvisors.com, to assist you with this process. For more information, please go to www.ProtectAurora.com

Aurora has reached an important inflection point and this is a pivotal moment for Aurora Shareholders. Curaleaf’s bid seeks to capture the value of Aurora’s transformation before that value is fully realized. Your Board believes Aurora’s best days are ahead—and that shareholders should retain the benefit of the company’s strengthening performance, global medical cannabis leadership and international growth platform.

Thank you for your support.

Michael Singer

Lead Independent Director

On behalf of the Board and the Special Committee

This document is important and requires your immediate attention. Inquiries concerning the information in this document should be directed to Kingsdale Advisors, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

of the unsolicited offer by

CURALEAF HOLDINGS, INC.

to purchase all of the issued and outstanding common shares of

AURORA CANNABIS INC.

for consideration per Aurora Share of

US$0.75 in cash and 0.3463 of a Curaleaf Share,

subject to a maximum aggregate value of US$5.00 per Aurora Share

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of
Aurora or the Aurora Shareholders and recommends that you

REJECT the Hostile Bid by taking no action and NOT TENDER your Aurora Shares

NO ACTION IS REQUIRED to REJECT the Hostile Bid

If you have already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale Advisors, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com

September 1, 2026

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Hostile Bid is made for the securities of a Canadian issuer and while the Hostile Bid is subject to disclosure requirements of Canada, investors should be aware that these requirements are different from those of the United States. Financial information included herein has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies. The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the issuer is located in Canada, and that some or all of its officers and directors are residents of Canada. See “Notice to Non-Canadian and U.S. Shareholders” on page 2.

SUMMARY

The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. This Directors’ Circular should be read carefully and in its entirety by Aurora Shareholders as it provides important information regarding Aurora and the Hostile Bid. All capitalized terms in this summary have the respective meanings ascribed to them in the Glossary attached as Schedule “A” to this Directors’ Circular.

The Hostile Bid:

On August 18, 2026, Curaleaf commenced an unsolicited offer (the “Hostile Bid”) to acquire all of the issued and outstanding Aurora Shares, together with the SRP Rights (each as defined below). Under the terms of the Hostile Bid, Curaleaf is offering, for each Aurora Share, US$0.75 in cash (the “Cash Consideration”) and 0.3463 of a Curaleaf Share (the “Base Exchange Ratio”), subject to a maximum combined value per Aurora Share of US$5.00 (the “Cap Price”).

If, on the earlier of the Expiry Time and the date on which all conditions of the Hostile Bid have been satisfied or waived by Curaleaf, the 20-day volume weighted average price (“VWAP”) of the Curaleaf Shares (the “Calculation Date VWAP”) traded on the TSX is greater than $17.05 (assuming an exchange rate for U.S. dollars of $1.00 = US$0.7200) per Curaleaf Share, the number of Curaleaf Shares that an Aurora Shareholder will receive for each Aurora Share will be calculated by dividing the Cap Price of US$5.00 (less the Cash Consideration of US$0.75) by the Calculation Date VWAP (the “Cap Exchange Ratio”). The number of Curaleaf Shares to be issued in consideration for the Aurora Shares, whether as a result of the application of the Base Exchange Ratio or the Cap Exchange Ratio is referred to herein as the “Share Consideration” and, together with the Cash Consideration, the “Consideration”.

The Hostile Bid is open for acceptance until 5:00 p.m. (Mountain Time) on December 1, 2026, unless extended, accelerated or withdrawn.

Unanimous Recommendation of the Aurora Board:

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders.

Accordingly, for the reasons described in more detail below, the Aurora Board, on the unanimous recommendation of the Special Committee, UNANIMOUSLY recommends that Aurora Shareholders REJECT the Hostile Bid and NOT TENDER their Aurora Shares to the Hostile Bid.

YOU DO NOT HAVE TO DO ANYTHING TO REJECT THE HOSTILE BID. SIMPLY DO NOT TENDER YOUR AURORA SHARES.

The Aurora Board UNANIMOUSLY recommends that any Aurora Shareholder who has tendered its Aurora Shares to the Hostile Bid WITHDRAW those Aurora Shares.

See “Recommendation of the Aurora Board to Aurora Shareholders” on page 11.

Reasons for Rejection of the Hostile Bid:

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders. The Aurora Board and the Special Committee took into account numerous factors including, but not limited to, the reasons set out below in reaching the Aurora Board’s UNANIMOUS recommendation that Aurora Shareholders REJECT the Hostile Bid by taking no action and NOT TENDER their Aurora Shares to the Hostile Bid:

•     The Hostile Bid is inadequate and significantly undervalues Aurora.

•     Curaleaf has significant debt and would gain control of Aurora shareholders’ cash without paying fairly.

•     The Hostile Bid shifts Curaleaf’s risks onto Aurora shareholders.

•     Curaleaf has not fairly disclosed the full downside that shareholders would assume.

•     Your shareholder rights could be meaningfully weakened.

•     The opportunistic Hostile Bid aims to capture Aurora’s assets at a discount.

•     Aurora has a stronger path forward and significant value creation ahead.

See “Reasons for Rejection of the Hostile Bid” on page 12.

Alternatives to the Hostile Bid:

The Aurora Board has been working, together with Aurora’s management and financial and legal advisors, to develop, review and evaluate a range of strategic and other alternatives consistent with the Aurora Board’s focus on maximizing value to Aurora Shareholders.

These alternatives include building upon existing value-enhancing initiatives, as well as engaging in discussion with third parties regarding strategic alternatives.

While there can be no assurance that an alternative transaction to the Hostile Bid will emerge, Aurora’s pursuit of strategic alternatives may lead to a proposal superior to the Hostile Bid. The process of evaluating strategic alternatives is being vigorously pursued and the Aurora Board will communicate further with Aurora Shareholders on a timely basis prior to the expiry of the Hostile Bid.

Tendering Aurora Shares to the Hostile Bid before the Aurora Board and its advisors have had an opportunity to fully explore all available alternatives to the Hostile Bid may preclude the possibility of a superior alternative transaction emerging.

Right to Withdraw Shares from the Hostile Bid:

If you have already tendered your Aurora Shares to the Hostile Bid, you can withdraw them. See “How to Withdraw Deposited Shares” in this Directors’ Circular for further details regarding the procedures for withdrawing your Aurora Shares.

If you require assistance in withdrawing your Aurora Shares you should contact your broker or Kingsdale, Aurora’s strategic shareholder advisor and information agent, at:

North American Toll Free Number: 1-800-749-9052

Call or Text: 416-623-4172

Email: contactus@kingsdaleadvisors.com

For more information, please go to www.ProtectAurora.com.

See “How to Withdraw Deposited Shares” on page 30.

QUESTIONS AND ANSWERS ABOUT THE HOSTILE BID

The following are brief answers to certain questions that an Aurora Shareholder may have regarding the Hostile Bid and the Aurora Board’s recommendation. These answers are qualified in their entirety by the more detailed information contained elsewhere in this Directors’ Circular, including the Schedules hereto, and in Aurora’s other public disclosure documents.

What is Curaleaf offering for my Aurora Shares?

Curaleaf has made an unsolicited offer to acquire all of the outstanding Aurora Shares. Under the Hostile Bid, Aurora Shareholders would receive US$0.75 in cash and 0.3463 Curaleaf Shares for each Aurora Share (valued in aggregate at US$4.00 per Aurora Share), subject to a maximum aggregate value of US$5.00 per Aurora Share. The Aurora Board believes this consideration significantly undervalues Aurora and does not reflect the full and fair value of Aurora’s business, assets, growth prospects and strategic opportunities. Accordingly, the Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders. The Aurora Board unanimously recommends that shareholders REJECT the Hostile Bid and NOT TENDER their Aurora Shares.

Why did Curaleaf launch its offer now?

The Aurora Board believes Curaleaf launched its offer at a time when:

•	Aurora is beginning to realize the benefits of its multi-year transformation strategy;
•	international growth is accelerating;
•	Aurora has a strong balance sheet;
•	strategic initiatives remain underway; and
•	the relative trading prices between the companies’ shares is near its lowest point from Aurora Shareholders’ perspective in the last twelve months.

The Aurora Board believes Curaleaf is attempting to acquire Aurora before Aurora Shareholders realize the full benefits of these developments.

Why is the US$5.00 per Aurora Share cap important?

The Hostile Bid provides Aurora Shareholders with downside exposure to movements in Curaleaf’s share price while limiting their ability to participate in upside above the US$5.00 per Aurora Share cap. The Aurora Board believes this structure is fundamentally asymmetrical because Aurora Shareholders bear significant market risk but do not receive the full benefit of future increases in Curaleaf’s share price above the cap.

Should I accept the Hostile Bid?

NO. The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders.

Accordingly, the Aurora Board UNANIMOUSLY recommends that you REJECT the Hostile Bid by taking no action and NOT TENDER your Aurora Shares to the Hostile Bid. The Aurora Board UNANIMOUSLY recommends that any Aurora Shareholder who has tendered its Aurora Shares to the Hostile Bid WITHDRAW those Aurora Shares.

See “Recommendation of the Aurora Board to Aurora Shareholders” on page 11.

v

How do I reject the Hostile Bid?

To reject the Hostile Bid, simply do nothing. DO NOT TENDER your Aurora Shares to the Hostile Bid. If you are contacted by Curaleaf or any of its representatives, do not complete any documents they may provide (letter of transmittal, notice of guaranteed delivery, etc.).

See “How to Reject the Hostile Bid” on page 30.

My broker or financial advisor recommended that I tender. What should I do?

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders. The Aurora Board unanimously recommends that Aurora Shareholders REJECT the Hostile Bid and NOT TENDER their Aurora Shares. Aurora Shareholders should carefully review the information contained in this Directors’ Circular and consider all available alternatives before making any decision regarding the Hostile Bid.

What should I do if I am contacted by Curaleaf or its representatives?

You may be contacted by Curaleaf or its representatives and encouraged to tender your Aurora Shares. The Aurora Board recommends that shareholders carefully review this Directors’ Circular and TAKE NO ACTION. Do not sign or return any documents relating to the Hostile Bid unless and until you have carefully considered all available information and alternatives.

Can I withdraw my Aurora Shares if I have already tendered?

YES. If you have already tendered your Aurora Shares to the Hostile Bid, you can withdraw them at any time before your Aurora Shares have been taken up and paid for by Curaleaf pursuant to the Hostile Bid.

If you have already tendered your Aurora Shares to the Hostile Bid, we recommend you withdraw your Aurora Shares from the Hostile Bid. We recommend you contact your broker or dealer, or Kingsdale, Aurora’s strategic shareholder advisor and information agent, for assistance with withdrawing your Aurora Shares from the Hostile Bid.

See “How to Withdraw Deposited Shares” on page 30.

Why does the Aurora Board believe the Hostile Bid should be rejected?

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders. The Aurora Board and the Special Committee took into account numerous factors including, but not limited to, the reasons set out below in reaching the Aurora Board’s UNANIMOUS recommendation that Aurora Shareholders REJECT the Hostile Bid by taking no action and NOT TENDER their Aurora Shares to the Hostile Bid:

•	The Hostile Bid is inadequate and significantly undervalues Aurora.
•	Curaleaf has significant debt and would gain control of Aurora shareholders’ cash without paying fairly.
•	The Hostile Bid shifts Curaleaf’s risks onto Aurora shareholders.
•	Curaleaf has not fairly disclosed the full downside that shareholders would assume.
•	Your shareholder rights could be meaningfully weakened.
•	The opportunistic Hostile Bid aims to capture Aurora’s assets at a discount.

•	Aurora has a stronger path forward and significant value creation ahead.

See “Reasons for Rejection of the Hostile Bid” on page 12.

What would I be giving up if I tender my Aurora Shares?

•	Ownership in a leading global medical cannabis platform.
•	Participation in Aurora's international growth strategy.
•	Exposure to potential value from strategic alternatives currently under evaluation.
•	The ability to benefit from any superior proposal that may emerge.
•	Future value creation from Aurora's investments in EU-GMP cultivation, manufacturing and distribution capabilities.

What happens if I do not tender my Aurora Shares? What is the risk of waiting?

You are not required to tender your Aurora Shares. If the Hostile Bid succeeds and Curaleaf acquires a sufficient number of Aurora Shares, applicable corporate and securities laws provide protections for minority shareholders. Depending on the circumstances, Aurora Shareholders who do not tender may have additional rights and options. The Aurora Board believes Aurora Shareholders should not tender at this time and should preserve their flexibility while strategic alternatives continue to be evaluated.

The offer is inadequate, Aurora Shareholders lose nothing by waiting, and there is no reason to tender today.

How does the Hostile Bid compare to recent transactions in the cannabis sector?

The Aurora Board believes the Hostile Bid significantly undervalues Aurora compared with recent transactions involving licensed producers and compared with valuation multiples commonly used to assess cannabis companies. The Aurora Board believes the Hostile Bid fails to provide an appropriate change of control premium and does not adequately compensate Aurora Shareholders for Aurora’s strategic position, growth prospects, international platform and market leadership. Aurora Shareholders should review the detailed financial analysis included in this Directors’ Circular.

What is the Aurora Board doing in response to the Hostile Bid?

The Aurora Board has formed a special committee of its independent directors (the Special Committee), which has been working, together with Aurora’s management and financial and legal advisors, to carefully review and consider the Hostile Bid as well as to consider, review and evaluate strategic and other alternatives. These alternatives include building upon existing value-enhancing initiatives which pre-date the initial approach from Curaleaf, as well as engaging in discussions with third parties regarding strategic alternatives.

Are the directors and officers planning to tender their Aurora Shares?

NO. All members of the Aurora Board and officers of Aurora do NOT intend to tender their Aurora Shares to the Hostile Bid, which the Aurora Board views as offering inadequate consideration to Aurora Shareholders.

See “Intentions of Directors and Officers” on page 38.

If Curaleaf believes Aurora is valuable enough to acquire, why isn't it willing to pay a higher price?

Curaleaf's decision to pursue Aurora confirms the strategic value of Aurora's leading global medical cannabis platform, international growth opportunities, EU-GMP production capabilities and strong balance sheet. However, the Hostile Bid seeks to acquire these assets at a price that the Aurora Board believes is significantly below their intrinsic value. The Aurora Board believes Aurora Shareholders should not transfer the future benefits of these assets to Curaleaf without receiving full and fair compensation.

Why is the Aurora Board concerned about receiving Curaleaf Shares as part of the consideration?

Approximately 80% of the stated value of the Hostile Bid is represented by Curaleaf Shares rather than cash. As a result, Aurora shareholders who tender their shares would exchange ownership in Aurora for a minority ownership interest in Curaleaf and become exposed to risks associated with Curaleaf's business, financial condition, share price performance, debt levels, governance structure, regulatory environment and other factors.

The Aurora Board believes shareholders should carefully consider, among other things:

Share Price Risk: Approximately 80% of the stated value of the Hostile Bid is represented by Curaleaf Shares. The value ultimately received by Aurora shareholders will fluctuate with Curaleaf's share price, exposing shareholders to potential downside risk.

Limited Upside Participation: While Aurora shareholders would remain fully exposed to declines in Curaleaf's share price, the Hostile Bid includes a US$5.00 per Aurora Share cap that limits their ability to benefit from increases in Curaleaf's share price above that level. The Aurora Board believes this creates an asymmetrical risk profile.

Financial Leverage: Curaleaf carries significant debt. As of June 30, 2026, Curaleaf reported approximately US$1.1 billion of debt and US$107 million of cash, compared to Aurora's positive net cash position. The Aurora Board believes this exposes shareholders to risks associated with a leveraged balance sheet and higher financing costs.

Regulatory and Tax Risks: Curaleaf's business is subject to U.S. cannabis regulatory developments and it has disclosed a significant uncertain tax liability related to its interpretation of Section 280E of the U.S. Internal Revenue Code. Curaleaf has also disclosed that it is currently under audit by the IRS.

Governance Risks: Curaleaf's Chairman and Chief Executive Officer, Boris Jordan, controls a majority of the voting power through multi-voting shares despite holding a significantly smaller economic interest. Following completion of the Hostile Bid, Aurora shareholders would hold only a small percentage of the voting rights of the combined company.

Loss of Exposure to Aurora's Stand-Alone Value Creation: By tendering their Aurora Shares, Aurora Shareholders would give up the opportunity to participate in Aurora's future growth, international expansion, strategic initiatives and any superior alternative transaction that may emerge.

For these reasons, the Aurora Board believes Aurora Shareholders should carefully evaluate the risks of exchanging their ownership in Aurora for a minority interest in Curaleaf and, on the unanimous recommendation of the Special Committee, unanimously recommends that Aurora Shareholders REJECT the Hostile Bid and NOT TENDER their Aurora Shares.

What happens if Curaleaf's share price declines after I tender my Aurora Shares?

The value of the Hostile Bid fluctuates with Curaleaf's share price. If Curaleaf's share price declines before completion of the offer, the value received by Aurora Shareholders may also decline. The Aurora Board believes this exposes Aurora Shareholders to significant downside risk.

Does the Hostile Bid adequately compensate Aurora Shareholders for expected synergies?

No. Curaleaf has publicly identified significant expected synergies from combining the two companies. The Aurora Board believes the Hostile Bid does not adequately compensate Aurora Shareholders for the value of those expected benefits and instead allows most of those benefits to accrue to Curaleaf shareholders.

Why is Aurora's cash balance important?

Aurora has built a strong balance sheet that provides flexibility to invest in growth opportunities, pursue strategic initiatives and navigate changing market conditions. The Aurora Board believes the Hostile Bid does not appropriately recognize the value of Aurora's cash position and financial strength.

Is there an opinion of a financial advisor in support of rejecting the Hostile Bid?

Yes. Aurora's financial advisor, Fort Capital, has delivered a written opinion to the Special Committee and the Aurora Board that, as of the date thereof and based on the assumptions and qualifications set forth therein, the consideration offered under the Hostile Bid is inadequate from a financial point of view to Aurora Shareholders.

Why is Aurora's international business important?

Aurora has spent years building a leading global medical cannabis platform, including significant investments in EU-GMP cultivation, manufacturing and distribution capabilities. The Aurora Board believes these assets position Aurora to benefit from growing international medical cannabis demand and that the Hostile Bid fails to appropriately recognize their value.

Could another proposal emerge?

Aurora's Board and Special Committee continue to evaluate strategic alternatives and opportunities to maximize shareholder value. While there can be no assurance that a superior proposal will emerge, the Board believes shareholders should preserve their flexibility while this process continues.

Is this a “hostile” take-over bid?

YES. In a friendly take-over, the two companies work together to come to any agreement that would enhance shareholder value. Curaleaf, however, initiated its offer without the support of Aurora. The Hostile Bid is unsolicited and is being made without the recommendation of the Aurora Board.

Do I have to decide now?

NO. You do not have to take any action at this time. The Hostile Bid is scheduled to expire at 5:00 p.m. (Mountain Time) on December 1, 2026 (i.e., the Expiry Time) and is subject to a number of conditions that have not yet been satisfied. Aurora Shareholders are not required to make an immediate decision. By not tendering, Aurora Shareholders preserve all of their options while the Aurora Board continues to evaluate alternatives and communicate additional information. The Aurora Board recommends that you NOT TAKE ANY ACTION until closer to the Expiry Time of the Hostile Bid to ensure you are able to consider all of the options available to you.

However, to reject the Hostile Bid you need not do anything. If you have already tendered your Aurora Shares to the Hostile Bid and you decide to withdraw these Aurora Shares from the Hostile Bid, you must allow sufficient time to complete the withdrawal process prior to the expiry of the Hostile Bid. For more information on how to withdraw your Aurora Shares or for assistance doing so, you should contact your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, at the numbers and email listed below.

Who do I ask if I have more questions?

The Aurora Board recommends that you read the information contained in this Directors’ Circular. Please contact Kingsdale, Aurora’s strategic shareholder advisor and information agent, with any questions or requests for assistance that you might have:

Toll Free Number (North America): 1-800-749-9052
Call or Text: 416-623-4172
Email: contactus@kingsdaleadvisors.com

For more information, please go to www.ProtectAurora.com.

TABLE OF CONTENTS

SUMMARY	i
QUESTIONS AND ANSWERS ABOUT THE HOSTILE BID	iv
GENERAL INFORMATION	1
FORWARD-LOOKING STATEMENTS	1
NOTICE TO NON-CANADIAN AND U.S. SHAREHOLDERS	2
USE OF CERTAIN NON-GAAP MEASURES	3
INFORMATION REGARDING CURALEAF	4
NOTICE REGARDING CERTAIN OTHER INFORMATION	4
DIRECTORS’ CIRCULAR	4
THE HOSTILE BID	5
RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE AURORA BOARD	10
RECOMMENDATION OF THE AURORA BOARD TO AURORA SHAREHOLDERS	11
REASONS FOR REJECTION OF THE HOSTILE BID	12
CONCLUSION AND RECOMMENDATION	29
HOW TO REJECT THE HOSTILE BID	30
HOW TO WITHDRAW DEPOSITED SHARES	30
BACKGROUND TO THE HOSTILE BID	30
AURORA’S RESPONSE TO THE HOSTILE BID	32
OPINION OF FORT CAPITAL	34
GENERAL INFORMATION ABOUT AURORA	34
DIRECTORS OF AURORA	35
CAPITAL STRUCTURE	35
SHAREHOLDER RIGHTS PLAN	35
OWNERSHIP OF SECURITIES OF AURORA	37
INTENTIONS OF DIRECTORS AND OFFICERS	38
PRINCIPAL SHAREHOLDERS	39
TRADING IN SECURITIES OF AURORA	39
ISSUANCES OF SECURITIES OF AURORA	42
OWNERSHIP OF SECURITIES OF CURALEAF	43
ARRANGEMENTS BETWEEN CURALEAF AND THE DIRECTORS, OFFICERS AND SECURITYHOLDERS OF AURORA	44
ARRANGEMENTS BETWEEN AURORA AND ITS DIRECTORS AND OFFICERS	44
INTERESTS OF DIRECTORS AND OFFICERS OF AURORA IN MATERIAL TRANSACTIONS WITH CURALEAF	51
ADDITIONAL INFORMATION - ERRORS OR MISLEADING STATEMENTS IN CURALEAF CIRCULAR	52
NO MATERIAL CHANGES	54
OTHER MATERIAL INFORMATION	54
OTHER TRANSACTIONS	54

OTHER PERSONS RETAINED IN CONNECTION WITH THE HOSTILE BID	55
STATUTORY RIGHTS	55
APPROVAL OF DIRECTORS’ CIRCULAR	56
CONSENT OF FORT CAPITAL	57
CERTIFICATE	58
SCHEDULE “A” GLOSSARY	A-1
SCHEDULE “B” OPINION OF FORT CAPITAL	B-1

GENERAL INFORMATION

Certain capitalized terms used in this Directors’ Circular, including the schedules attached hereto, have the respective meanings set out in the Glossary attached as Schedule “A” to this Directors’ Circular unless such term is defined elsewhere in this Directors’ Circular. Unless otherwise indicated, information in this Directors’ Circular is given as at August 31, 2026 (the “Currency Date”).

Calculations of percentage amounts or amounts per Aurora Share set forth in this Directors’ Circular are based on (i) 65,744,811 Aurora Shares outstanding on a non-diluted basis, and (ii) 70,231,437 Aurora Shares outstanding on a fully-diluted basis, in each case, as of the close of business on August 31, 2026.

Except as otherwise indicated in this Directors’ Circular all references to dollar amounts (“$”) are to the currency of Canada and all references to “US$” are to the currency of the United States.

FORWARD-LOOKING STATEMENTS

Certain statements in this Directors’ Circular, including the discussion of the reasons for the Aurora Board’s recommendation that Aurora reject the Hostile Bid, contain forward-looking information and/or forward-looking statements within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The words “may”, “will”, “would”, “should”, “could”, “expects”, “forecasted”, “exposed”, “unlocks” “plans”, “intends”, “trends”, “indicates”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

Examples of such forward-looking statements in this Directors’ Circular include, but are not limited to, expectations regarding Aurora’s prospects for growth, market share, operational scope, operations, profitability, share price, the ability to realize expected value, market opportunities, accretion or synergies, the potential for other parties to emerge and engage in alternative transactions with Aurora in connection with the Hostile Bid; fluctuations in investor perceptions of Aurora; shareholder value creation; statements regarding the execution of Aurora’s strategic plans; the near and long-term consequences of the Hostile Bid; and expectations regarding the cannabis industry in general.

Forward-looking statements contained in this Directors’ Circular are based on a number of estimates and assumptions including, but not limited to assumptions as to: development costs remaining consistent with budgets; the ability to manage anticipated and unanticipated costs; access to favorable equity and debt capital markets; the ability to raise any additional capital that may be required to advance the business of Aurora; favorable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labour stability; stability in financial and capital goods markets; favorable production levels and costs from Aurora’s operations; the pricing of various cannabis products; the level of demand for cannabis products; the availability of third-party service providers and other inputs for Aurora’s operations; and Aurora’s ability to conduct operations in a safe, efficient, and effective manner. Estimates and assumptions made by Aurora are made as of the date of this Directors’ Circular or as of the date specifically stated in light of its experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors that the management of Aurora believes are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct.

In addition to being subject to a number of estimates and assumptions, forward-looking statements in this Directors’ Circular involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to: the Hostile Bid, including the results of Aurora Shareholders’ decisions to tender; the failure of parties to satisfy conditions and the waiver of those conditions, as applicable; the ability of Aurora to engage in alternative transactions with parties other than Curaleaf and realize expected value, market opportunities, accretion or synergies in connection with those transactions; fluctuations and changes in Curaleaf’s or Aurora’s operations, financial results and public disclosure; dependence on key products; fluctuations in market perception and share price of Aurora; reliance on Aurora’s key personnel and employees; competition; litigation costs and the outcome of litigation; general operating challenges; costs of inputs; Aurora’s ability to market products successfully; the application of environmental laws; the impact of increasing competition; unfavourable Canadian, U.S. and international economic conditions; the impact of currency fluctuations; inability to manage expected growth; potential decline of product demand; foreign operations generally, differences between various jurisdictions; income taxes; insufficient insurance coverage; natural events; heavily regulated industry; legal and regulatory requirements and changes; modifications in local licensing regimes; exposure to local laws and regulations; and such other risks and uncertainties identified in the filings by Aurora with the applicable securities regulatory authorities in Canada, which are available under Aurora’s issuer profile on SEDAR at www.sedarplus.ca and EDGAR at www.sec.gov.

The Aurora Board believes that the expectations reflected in the forward-looking statements contained in this Directors’ Circular are reasonable as at the date hereof, but no assurance can be given that these expectations will prove to be correct, as actual results and future events could materially differ from those anticipated in such statements. In addition, although Aurora and the Aurora Board have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Directors’ Circular. Except as required by law, neither the Aurora Board nor Aurora undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements contained in this Directors’ Circular are expressly qualified by this cautionary statement.

NOTICE TO NON-CANADIAN AND U.S. SHAREHOLDERS

The Hostile Bid to which this Directors’ Circular relates is made for the securities of a Canadian issuer. This Directors’ Circular has been prepared by Aurora in accordance with disclosure requirements under applicable Canadian law. Aurora Shareholders in the United States and otherwise outside of Canada should be aware that these requirements may be different from those of the United States and other jurisdictions. Aurora prepares its financial statements in accordance with IFRS. These financial statements may not be comparable to financial statements of United States companies prepared in accordance with United States generally accepted accounting principles and other non-Canadian companies.

It may be difficult for Aurora Shareholders in the United States and otherwise outside of Canada to enforce their rights and any claim they may have arising under United States federal securities laws or the securities laws of other non-Canadian jurisdictions since Aurora is a corporation existing under the laws of British Columbia, certain of the officers and directors of Aurora reside in Canada, some of the experts named herein reside in Canada and a portion of the assets of Aurora and the other above-mentioned Persons are located in Canada. Aurora Shareholders in the United States and otherwise outside of Canada may not be able to sue Aurora or its officers or directors in a foreign court for violation of United States federal securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel such parties to subject themselves to the jurisdiction of a foreign court or to enforce a judgment obtained from a court of the United States or other non-Canadian court’s judgment. This transaction and the accompanying Directors’ Circular have not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the accompanying Directors’ Circular.

USE OF CERTAIN NON-GAAP MEASURES

Aurora’s financial results are prepared in accordance with IFRS. This Directors’ Circular includes references to certain non-GAAP financial measures and non-GAAP ratios, as noted below, which are not measures recognized under IFRS, do not have a standardized meaning prescribed by IFRS and may not be comparable to similar financial measures or ratios disclosed by other issuers. These financial measures and ratios have been derived from Aurora’s financial statements and applied on a consistent basis as appropriate. Aurora discloses these financial measures and ratios because Aurora believes they assist readers in understanding the results of its operations and financial position and provide further information about Aurora's financial results to investors. These measures should not be considered in isolation or used in substitute for other measures of performance prepared in accordance with IFRS. For more information on Aurora's use of non-GAAP financial measures and ratios, see the section titled “Cautionary Statement Regarding Certain Non-GAAP Performance Measures” in Aurora’s most recent Management Discussion & Analysis, which is available on SEDAR+ at www.sedarplus.ca, on EDGAR at www.sec.gov and on Aurora’s website at www.auroramj.com.

Adjusted EBITDA is a Non-IFRS measure used in this Directors’ Circular. Adjusted EBITDA is calculated as net income (loss) from continuing operations excluding income tax expense (recovery), other income (expenses), share-based compensation, depreciation and amortization, business development costs, changes in fair value of inventory and biological assets sold, inventory impairment adjustments, changes in fair value of biological assets and costs related to our business transformation. Adjusted EBITDA is intended to provide a proxy for the Company’s operating cash flow and is widely used by industry analysts to compare Aurora to its competitors, and derive expectations of future financial performance for Aurora, and excludes adjustments that are not reflective of current operating results. Please see the "Cautionary Statement Regarding Certain Non-GAAP Performance Measures" section in the Aurora MD&A for further information on the definition, calculation and reconciliation of non-GAAP financial measures.

INFORMATION REGARDING CURALEAF

Certain information herein, including forward-looking statements, relating to Curaleaf and the Hostile Bid has been derived from, and the Aurora Board and Aurora have relied on, without independent verification, the information contained in or incorporated by reference into the Curaleaf Circular and other public sources. Neither the Aurora Board nor Aurora has independently verified such information.

NOTICE REGARDING CERTAIN OTHER INFORMATION

Aurora is a reporting issuer or equivalent in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and files its continuous disclosure documents and other documents with the applicable Securities Regulatory Authorities in each such jurisdiction and with the SEC. Certain information in this Directors’ Circular has been taken from or is based on documents that are expressly referred to in this Directors’ Circular. All summaries of, and references to, documents that are specified in this Directors’ Circular as having been filed, or that are contained in documents specified as having been filed on SEDAR+ or with the SEC on EDGAR, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under Aurora’s issuer profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Aurora Shareholders are urged to read carefully the full text of those documents provided that, for greater certainty, any such documents are expressly not incorporated by reference into this Directors’ Circular.

The information found on, or accessible through, the www.ProtectAurora.com website and the www.auroramj.com website does not form part of this Directors’ Circular.

Aurora has quoted from publicly available analyst reports in this document. These analysts have not consented to the inclusion of all or any portion of their reports in this document.

Aurora has obtained the market and industry data presented in this Directors’ Circular from a combination of internal company surveys, its management’s estimates and third-party information. While Aurora believes its internal surveys, third-party information (including industry and market forecasts) and the estimates of its management are reliable, it has not verified them, nor have they been verified by any independent sources. Additionally, while Aurora is not aware of any misstatements regarding the market and industry data presented in this Directors’ Circular, such data involves risks and uncertainties and is subject to change based on various factors, including those factors discussed under “Forward-Looking Statements”.

DIRECTORS’ CIRCULAR

This Directors’ Circular is issued by the Aurora Board in connection with the unsolicited offer by Curaleaf to acquire all of the issued and outstanding Aurora Shares, together with the associated rights to purchase Aurora Shares issued and outstanding under the Shareholder Rights Plan, pursuant to the Hostile Bid.

THE HOSTILE BID

The terms of the Hostile Bid are described in the Hostile Bid Documents that were provided to Aurora Shareholders. The Hostile Bid is summarized herein, and such summary is qualified in its entirety by the full text of the Hostile Bid Documents.

Curaleaf has made an offer to acquire all of the Aurora Shares, together with the associated SRP Rights, including any Aurora Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time, subject to the terms and conditions described in the Curaleaf Circular. The Curaleaf Circular is available under Aurora’s issuer profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. The address of Curaleaf is 250 Harbor Drive, Third Floor, Stamford, Connecticut 06902. Capitalized terms in this section not defined herein have the meaning set forth in the Curaleaf Circular.

The Hostile Bid is subject to numerous conditions, which must be satisfied or, where permitted, waived at the Expiry Time by Curaleaf, failing which Curaleaf will have the right to withdraw the Hostile Bid and not take up, purchase or pay for any Aurora Shares deposited thereunder. The conditions are also described in the Curaleaf Circular and include the following:

a.	the Minimum Deposit Condition shall have been satisfied;

b.	Curaleaf shall have determined, in its reasonable judgement, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Hostile Bid, any condition, event, circumstances, change, development, occurrence or state of facts (or condition, event, circumstance, change, development, occurrence or state of facts involving a prospective change or effect) which has or could reasonably be expected to have a Material Adverse Effect;

c.	the Regulatory Approvals shall have been made, given, obtained, occurred or concluded, as the case may be, on terms and conditions satisfactory to Curaleaf, in its reasonable discretion, and each such approval shall be in full force and effect and any such occurrence shall not have been invalidated in any manner;

d.	Curaleaf shall have determined, in its reasonable judgment, that the Shareholder Rights Plan does not and will not adversely affect the Hostile Bid or Curaleaf, either before or upon the consummation of the Hostile Bid or any Compulsory Acquisition or Subsequent Acquisition Transaction, and:

i.	the Aurora Board shall have redeemed all issued and outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Aurora Shares by Curaleaf under the Hostile Bid, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

ii.	a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issuance of Aurora Shares upon the exercise of the SRP Rights in relation to the purchase of Aurora Shares by Curaleaf under the Hostile Bid, any Compulsory Acquisition or any Subsequent Acquisition Transaction, which cease trade order or injunction shall be in full force and effect;

iii.	a court of competent jurisdiction shall have made a final and binding order that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Hostile Bid, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

iv.	the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Aurora Shares with respect to the Hostile Bid, any Compulsory Acquisition and any Subsequent Acquisition Transaction; or

v.	the Aurora Board or any applicable Governmental Entity shall have not determined or issued a finding or an order, as applicable, that the Hostile Bid does not constitute a Permitted Bid;

e.	Curaleaf shall have determined, in its reasonable judgement, that:
i.	no inquiry, act, action, suit, demand, objection, opposition or proceeding shall have been threatened in writing, pending, taken or commenced by or before, and no judgment, decree or order shall have been issued by, any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of Law; and
ii.	no Law shall have been proposed, enacted, promulgated, amended or applied (including with respect to the interpretation or administration thereof);

in either case: (A) to prevent or challenge the Hostile Bid or its validity or Curaleaf’s ability to make or maintain the Hostile Bid or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction; (B) to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the making of the Hostile Bid, the purchase by or the sale to Curaleaf of the Aurora Shares under the Hostile Bid, the issuance and delivery of the Curaleaf Shares for Aurora Shares taken up and paid for by Curaleaf, the right of Curaleaf to own or exercise full rights of ownership over the Aurora Shares, or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction, or which could have any such effect; (C) which has had or could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to materially and adversely affect the value of the Aurora Shares; (D) which seeks to prohibit or limit the ownership or operation by Curaleaf of any material portion of the business or assets of Aurora or its subsidiaries or to compel Curaleaf or any of its affiliates to dispose of or hold separate any material portion of the business, properties or assets of Aurora or its subsidiaries; or (E) which may make uncertain the ability of Curaleaf or its affiliates to consummate the Hostile Bid, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

f.	Curaleaf shall have determined, in its reasonable judgment, that neither Aurora nor any of its subsidiaries has taken or proposed to take any action, agreed to take any action, disclosed that it intends to take any action or disclosed any previously undisclosed action taken by any of them, that could reasonably be expected to reduce the anticipated economic value to Curaleaf of the acquisition of the Aurora Shares or impair the ability of Curaleaf to proceed with the Hostile Bid, to take up and pay for Aurora Shares deposited under the Offer or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limitation:

i.	any purchase, license, lease or acquisition of an interest in assets or purchase of securities;

ii.	any sale, license, lease, pledge, disposition or any other dealing with of an interest in assets of Aurora, other than sales from production in the Ordinary Course;

iii.	any amendment to their respective articles, by-laws or other constating documents;

iv.	any capital expenditures other than in the Ordinary Course;

v.	any related party transaction to which Aurora or any of its subsidiaries is a party;

vi.	any incurrence of indebtedness or hedging or similar obligations, the granting of any liens or security or the entering into of any agreements restricting the grant of liens or security, in each case other than in the Ordinary Course;

vii.	except as may be required by Law, the adoption, establishment or entering into of any new, or material amendment to any existing, employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more of Aurora’s employees, consultants or directors (other than the entering into of employment agreements with new employees after the date of the Hostile Bid who are not directors, officers or family members of directors or officers, provided such agreements are entered into in the Ordinary Course), the making of grants or awards pursuant to any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Aurora (other than the making of any grants or awards to the extent required to be made pursuant to any agreement in effect prior to the date of the Hostile Bid) or making any payment or otherwise altering the terms of any outstanding awards (including, without limitation, Company Incentive Awards) to provide for a payment or other entitlement that represents a material increase from that disclosed in Aurora’s public filings or a material deviation from the past practice of Aurora;

viii.	any waiver, release, relinquishment, impairment, grant, transfer or amendment of, or any threat to, any material contractual rights, leases, licenses, permits, authorizations or other statutory rights;

ix.	any guarantee of the payment of any material amount of indebtedness of a third party;

x.	any declaration, payment, authorization of any dividend, distribution or payment of or on any of its securities;

xi.	any issuance of securities or options or rights to purchase any securities or derivatives tied to the price of any securities or altering any material term of any outstanding security of Aurora or any agreement relating thereto, including by implementation of a new shareholder rights plan or similar agreement or by an amendment of the Shareholder Rights Plan (other than in connection with payments or settlements made in respect of Company Incentive Awards existing and outstanding on the date of the Hostile Bid in accordance with their terms as publicly disclosed prior to such date, and other than to the extent required to be made pursuant to any agreement with any of Aurora’s employees, consultants or directors in effect prior to the date of the Hostile Bid and provided that such grants are subject to the same terms as applicable Company Incentive Awards granted prior to the date of the Offer and are granted in accordance with past practice, including with respect to the timing and magnitude of previous grants of such securities);

xii.	any take-over bid or tender offer (including, without limitation, an issuer bid or self-tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of all or substantially all of its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving Aurora or any of its subsidiaries;

xiii.	any material joint venture or other mutual cooperation agreement or distribution agreement; or

xiv.	any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Aurora, or entering into any agreement or agreement in principle to do any of the foregoing;

g.	Curaleaf shall have determined, in its reasonable judgment, that no covenant, term or condition (individually or in the aggregate) exists in any material license, permit, instrument, indenture or agreement to which Aurora or any of its subsidiaries is a party or to which Aurora or any of its assets are subject (including, without limitation, in respect of the Convertible Securities, Company Incentive Awards or under any incentive or similar plan of Aurora) which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, could reasonably be expected to:

i.	be impaired or otherwise adversely affected, or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately or after notice or passage of time or both), that could reasonably be expected to materially reduce the value to Curaleaf of Aurora or the Aurora Shares or could reasonably be expected to have a Material Adverse Effect;

ii.	result in any material liability or obligation of Curaleaf, Aurora or any of their respective affiliates or subsidiaries, or result in any material restriction upon Curaleaf, Aurora or any of their respective affiliates or subsidiaries in respect of any of their businesses, operations or assets;

iii.	result in any breach or default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such license, permit, instrument or agreement or any material right or benefit thereunder of Aurora or any of its subsidiaries; or

iv.	limit any material right or benefit of Aurora or any of its subsidiaries under, or reduce the value, in any material respect, of any such license, permit, instrument, indenture or agreement;

v.	reduce the anticipated economic value to Curaleaf of the acquisition of the Aurora Shares or impair the ability of Curaleaf to proceed with the Hostile Bid, to take up and pay for Aurora Shares deposited under the Hostile Bid or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction;

h.	Curaleaf shall have determined, in its reasonable judgment, that there shall not have occurred or been threatened in writing on or after the date of the Hostile Bid:

i.	any general suspension of trading in, or limitation on prices for, securities on the TSX or Nasdaq;
ii.	any extraordinary or material adverse change in the financial, banking or capital markets or in major stock exchange indices in Canada or the United States;
iii.	a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States;
iv.	any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable judgment of Curaleaf, might affect the extension of credit by banks or other financial institutions;
v.	any material change in currency exchange rates or a suspension or limitation on the markets therefor, including Canada or the United States;
vi.	a commencement of war or armed hostilities or other national or international calamity involving Canada or the United States;
vii.	any material regulatory changes including any that could have a material affect on Curaleaf’s ability to export cannabis internationally from the United States; or
viii.	in the case of any of the foregoing existing at the time of the commencement of the Hostile Bid, a material acceleration or worsening thereof,

that could reasonably be expected to reduce the anticipated economic value to Curaleaf of the acquisition of the Aurora Shares or impair the ability of Curaleaf to proceed with the Hostile

Bid, to take up and pay for Aurora Shares deposited under the Hostile Bid or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction;

i.	the Registration Statement shall have become effective under the U.S. Securities Act and not be subject to a stop order or a proceeding seeking a stop order;

j.	neither Curaleaf nor any of its affiliates shall have entered into a definitive agreement or an agreement in principle with Aurora providing for an arrangement, amalgamation, merger, acquisition of assets or other business combination with Aurora or for the acquisition of securities of Aurora or for the commencement of a new offer for the Aurora Shares, pursuant to which Curaleaf has determined that the Hostile Bid will be withdrawn and/or terminated; and

k.	Curaleaf shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Hostile Bid in relation to all matters covered in earlier filings), in any document filed by or on behalf of Aurora with any Securities Regulatory Authority or a similar securities regulatory authority in the United States or elsewhere, which Curaleaf shall have determined, in its reasonable judgment, when considered either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

The foregoing conditions are for the exclusive benefit of Curaleaf. Curaleaf may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (other than any action or inaction by Curaleaf or its affiliates).

In addition to the above conditions, if the Statutory Minimum Condition is not satisfied, Curaleaf will have the right to withdraw or terminate the Hostile Bid or to extend the period of time during which the Hostile Bid is open for acceptance. The Statutory Minimum Condition (which requires the tender of 50% of the outstanding Aurora Shares, excluding any Aurora Shares beneficially owned, or over which control or direction is exercised by Curaleaf or any other Non-Independent Shareholder), cannot be waived by Curaleaf.

RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE AURORA BOARD

On August 11, 2026, Curaleaf announced its intention to make an unsolicited offer to acquire the Aurora Shares, including disclosing, for the first time, the proposed Cash Consideration and Share Consideration of its intended acquisition. The Special Committee was formed that day. The Special Committee is comprised of the following independent directors of Aurora: Michael Singer (Chair of the Special Committee and Lead Independent Director); Chitwant Kohli (Independent Director); Norma Beauchamp (Independent Director); and Rajesh Uttamchandani (Independent Director). Each member of the Special Committee is independent (within the meaning of MI 61-101) and free from material conflicts of interest in connection with the Hostile Bid.

The Special Committee was established with a mandate to, among other things, oversee and direct matters relating to the Hostile Bid, including retaining and instructing financial and legal advisors,

reviewing and evaluating the Hostile Bid, considering alternatives to the Hostile Bid, and making recommendations to the Aurora Board with respect thereto.

The Special Committee’s recommendation is the result of a comprehensive review of the Hostile Bid and current alternatives available to Aurora. During the period following the establishment of the Special Committee, its members convened numerous times with legal and financial advisors and engaged in extensive discussions, including with management and its legal and financial advisors, concerning the Hostile Bid and current alternatives available to Aurora. Specific actions that the Special Committee took in coming to its current recommendation to the Aurora Board include:

•	retaining Torys LLP as its independent legal counsel;
•	consulting with, and receiving financial advice from, Fort Capital as Aurora’s financial advisor;
•	with the assistance of Torys LLP, confirming the independence of each of the Special Committee members;
•	discussing and analyzing with management, its legal and financial advisors and the Special Committee’s independent legal counsel, the Hostile Bid, Aurora’s business plans and prospects and the potential to pursue other strategic alternatives; and
•	receiving and reviewing the Fort Capital Opinion.

After careful and thorough consideration of the Hostile Bid, the advice of its and Aurora’s legal and financial advisors, the Fort Capital Opinion, the factors described under “Reasons for Rejection of the Hostile Bid”, and such other matters it considered relevant, the Special Committee has UNANIMOUSLY recommended to the Aurora Board that the Hostile Bid be REJECTED and that Aurora Shareholders NOT TENDER their Aurora Shares to the Hostile Bid.

RECOMMENDATION OF THE AURORA BOARD TO AURORA SHAREHOLDERS

The Aurora Board has carefully reviewed and considered the Hostile Bid, with the benefit of advice from legal and financial advisors and recommendation of the Special Committee. The Aurora Board, following the recommendation of the Special Committee (made with the benefit of legal and financial advice), believes that the Hostile Bid represents an undervalued, inadequate and opportunistic offer for the Aurora Shares that would subject Aurora, Aurora Shareholders and Aurora’s other stakeholders to significant risk in the long term. After due consideration of the Hostile Bid, with the assistance of Aurora’s legal and financial advisors, the recommendation of the Special Committee, the Fort Capital Opinion, as well as the factors described under “Reasons for Rejection of the Hostile Bid” in this Directors’ Circular, the Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora and the Aurora Shareholders.

Accordingly, the Aurora Board, UNANIMOUSLY recommends that Aurora Shareholders REJECT the Hostile Bid and NOT TENDER their Aurora Shares to the Hostile Bid.

The Aurora Board UNANIMOUSLY recommends that any Aurora Shareholder who has tendered its Aurora Shares to the Hostile Bid WITHDRAW those Aurora Shares.

Aurora Shareholders who already have tendered their Aurora Shares to the Hostile Bid and who wish to obtain assistance in withdrawing them are urged to contact their broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

REASONS FOR REJECTION OF THE HOSTILE BID

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or Aurora Shareholders. The Aurora Board and the Special Committee took into account numerous factors including, but not limited to, the reasons set out below in reaching their UNANIMOUS recommendation that Aurora Shareholders REJECT the Hostile Bid by taking no action and NOT TENDER their Aurora Shares to the Hostile Bid:

The Hostile Bid is Inadequate, Undervalues Aurora and Puts Shareholder Value and Future Upside at Risk

1. Curaleaf's Hostile Bid is INADEQUATE and significantly undervalues Aurora.

2. Curaleaf has significant debt and would gain control of Aurora Shareholders' cash without paying fairly.

3. The Hostile Bid shifts Curaleaf's risks onto Aurora Shareholders.

4. Curaleaf has not fairly disclosed the full downside that shareholders would assume.

5. Your shareholder rights could be meaningfully weakened.

6. The opportunistic Hostile Bid aims to capture Aurora's assets at a discount.

7. Aurora has a stronger path forward and significant value creation ahead.

8. Aurora’s stand-alone business plan is compelling and other paths to superior value maximization may emerge.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

The Hostile Bid is INADEQUATE and significantly undervalues Aurora.

In this document, "TEV" means total enterprise value, and references to CY2026E and CY2027E revenue and Adjusted EBITDA are to consensus research analyst estimates for the calendar years ending December 31, 2026 and December 31, 2027, respectively. The analysis assumes a CAD/USD exchange rate of 1.39, based on the closing rate on August 31, 2026.

A.	The Hostile Bid significantly undervalues Aurora relative to public multiples of Aurora’s peer group including a change of control premium
•	The Hostile Bid is at a significant discount across a broad range of valuation metrics commonly used to value cannabis companies and does not reflect a meaningful change of control premium relative to Aurora’s peer group.
•	The Curaleaf Circular provided a table comparing the implied multiple of TEV/CY2026 IFRS Adjusted EBITDA to Aurora’s peer group referencing a Hostile Bid multiple premium of 68% and suggested “a similarly higher implied multiple based on CY2027E Adjusted EBITDA.” However, (a) the statement ignores other critical valuation approaches including TEV/revenue multiples; (b) the comment suggesting the “TEV/CY2027 EBITDA multiple is similarly higher” is incorrect; (c) the analysis against the peer group is based on public market trading multiples and does not reflect a meaningful change of control premium which in Canada has a historical median of approximately 35%; and (d) the statement is opportunistically selective in its use of CY2026 EBITDA, given that Aurora’s business is in a transition that year.
•	A non-selective review of the applicable peer multiples[4], inclusive of a change of control premium[5], is presented below demonstrating that the Hostile Bid value is: (a) 63% below on TEV/CY2026E revenue[6]; (b) 60% below the TEV/CY2027E revenue[4]; (c) 23% below on TEV / CY2026 EBITDA[12,7]; and (d) 21% below TEV / CY2027 EBITDA[12,13].

4 Canadian LP peer group includes: Auxly Cannabis, Cannara Biotech, Canopy Growth, Cronos Group, Organigram Global, Tilray Brands, and Village Farms.

5 The Canadian LP peer group mean multiple is applied to Aurora's consensus estimate to derive an implied enterprise value, which is converted to equity value, increased by a 35% change of control premium, and converted back to enterprise value to derive the implied multiple shown.

6 Note: Market data as of August 31, 2026. Source: Company disclosure, Capital IQ.

7 For companies reporting under U.S. GAAP, figures have been adjusted to reflect IFRS Adjusted EBITDA; IFRS Adjusted EBITDA defined as GAAP Adjusted EBITDA plus operating lease expenses (excluding short-term and variable lease costs); analysis assumes constant FY2025A operating lease expenses.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

B.	The Hostile Bid is significantly below the intrinsic value of Aurora’s stand-alone plan and does not reflect Aurora’s ongoing successful execution of its strategic plan
•	The Hostile Bid significantly undervalues Aurora, its prospects for growth and future value creation.
•	The Aurora Board and management team are executing on a multi-year transformation strategy to focus the high margin medical business in Canada and internationally. This has involved significant investments in Aurora’s EU-GMP cultivation facilities, developing regulatory capabilities, investments in international assets and partnerships to facilitate market access. Aurora’s market-leading platform accelerated in Q2, driven by continued strength in the high-margin German market and better-than-expected results from the recent Safari acquisition.
•	TD Cowen provides independent equity research on Aurora. In a report published on August 11, 2026 following Curaleaf’s press release announcing its intention to launch a takeover bid for US$4.00 with a cap of US$5.00 analyst Derek Lessard highlighted that, “[a]lthough we are encouraged by Curaleaf's interest in pursuing a bid, we believe a hypothetical takeover of US$4.00-US$5.00 undervalues the long-term potential of Aurora’s business.” Mr. Lessard continued, “we believe that the proposed consideration does not fully capture Aurora's long-term intrinsic value. We believe Aurora's market leadership in medical cannabis, high-quality product portfolio, strong balance sheet, and proven ability to navigate complex international regulatory requirements position Aurora to create significantly greater value over time.”
•	Furthermore, the Aurora Board and management continue to evaluate additional accretive opportunities that, if concluded, are expected to further build long-term shareholder value.

C.	The Hostile Bid is significantly below recent precedent licenced producer transactions in the Canadian Cannabis space
•	The Hostile Bid price of US$4.00 per Aurora Share implies a 0.8x multiple to Aurora's CY2026E revenue. Precedent transactions serve as an additional valuation benchmark in addition to the change of control public market trading multiples, as they reflect the prices acquirors have paid to obtain control of Canadian licensed producers in recent transactions and therefore already incorporate a change of control premium. The most recent Canadian cannabis transactions were completed at an average multiple of 1.8x LTM revenue. Applying the 1.8x average precedent revenue multiple to Aurora implies a value of US$7.03 per Aurora Share, approximately 76% above the US$4.00 base value of the Hostile Bid and 41% above the US$5.00 per Aurora Share cap.

D.	The Hostile Bid does not compensate Aurora Shareholders for the US$40M of synergies Curaleaf asserts will result from its potential acquisition of Aurora
•	Based on Curaleaf’s assertion of US$40M of synergies, the adjusted pro forma TEV multiples to CY2026 and CY2027 IFRS Adjusted EBITDA assuming 50% of the synergies are attributed to Aurora Shareholders imply acquisition multiples of 5.0x and 4.6x. These pro forma acquisition multiples represent a discount of 64% and 59% to the peer average TEV to CY2026 and CY2027 EBITDA multiples inclusive of the median takeover premium presented above. Based on the Hostile Bid exchange ratio, over 90% of the benefits of the synergies Curaleaf has identified will not flow to Aurora Shareholders.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

•	If 50% of the transaction synergies asserted by Curaleaf are attributed to Aurora Shareholders the implied offer price would be US$8.02/share using the 11.2x TEV / CY2027 EBITDA multiple inclusive of a 35% takeover premium.

E.	The Financial Advisor has delivered an opinion to the Special Committee that the Hostile Bid is INADEQUATE to shareholders of Aurora from a financial point of view

The Aurora Board and the Special Committee considered the fact that on September 1, 2026, Fort Capital rendered its oral opinion to the Aurora Board and Special Committee, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to various assumptions, qualifications, limitations and other matters described in the written opinion the consideration proposed to be paid pursuant to the Hostile Bid was INADEQUATE from a financial point of view to the Aurora Shareholders. Fort Capital’s full written opinion can be found in Schedule B.

Curaleaf has significant debt and would gain control of Aurora Shareholders' cash without paying fairly.

A.	Curaleaf proposes using Aurora’s own cash, effectively, to finance its Hostile Bid and improve its leveraged balance sheet
•	Based on the Hostile Bid, Aurora Shareholders will receive US$0.75 per Aurora Share as part of the consideration amounting to a total of US$49M (approximately US$53M fully diluted). Aurora’s cash and cash equivalents, restricted cash, and short-term investments on its balance sheet is US$108M meaning that Curaleaf would retain approximately US$55M of Aurora’s cash (before transaction expenses). This cash belongs to Aurora Shareholders and should not be used to fix Curaleaf’s balance sheet or to fund its attempted acquisition of Aurora.
•	With US$1.1B in total debt (including US$612M of notes) and only US$107M in cash as of the quarter ended June 30, 2026, Curaleaf is seeking to capture Aurora’s cash to offset its leveraged balance sheet.

B.	In contrast to Aurora’s business, Curaleaf’s business is funded substantially by high-cost debt on a leveraged balance sheet
•	As of June 30, 2026, Curaleaf carried US$1.1B of total debt, leases and financing obligations (including US$612M of outstanding debt and US$503M of leases and financing obligations) and US$107M of cash, for net debt of approximately US$1.0B. This contrasts with Aurora’s positive net cash position of US$91M (inclusive of lease obligations) as of June 30, 2026.
•	Curaleaf's core financing is a US$500M tranche of 11.5% senior secured notes maturing February 2029. In February 2026, these notes were issued to refinance US$475M in notes bearing interest at 8.00% due in December 2026. This is a 44% increase in Curaleaf’s cost of debt related to this refinancing.
•	Major credit ratings agencies generally do not rate the debt of US multi-state operators (“MSOs”) because adult-use cannabis remains a Schedule 1 controlled substance, however we note that on February 9, 2026, the day that Curaleaf announced its refinancing, the ICE BofA CCC & Lower US High Yield Index Effective Yield was trading at an effective yield of 12.5% implying Curaleaf’s 11.5% coupon is within the range of interest rates typically associated with CCC and lower rated credits.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

•	This is in part due to a credit market for MSOs that is thin and comprised predominantly by cannabis-specialist investors resulting in a high cost of capital.
•	In contrast, Aurora completed the repayment of ~C$465M of convertible debt in February 2024, leaving its cannabis operations debt-free since that date.
•	Curaleaf’s share price is subject to elevated embedded balance-sheet risk associated with its high-cost debt that is not reflected in Curaleaf's premium calculation or the value that Aurora Shareholders would receive as consideration.
•	This risk is also inconsistent with Curaleaf's characterization of its own "strong balance sheet."

C.	Curaleaf has a US$468M uncertain tax liability resting on an “aggressive” tax position and is being audited by the IRS
•	Curaleaf discloses an uncertain tax liability associated with Section 280E of the U.S. Internal Revenue Code (280E) in an amount of US$468M as of its quarter ended June 30, 2026, the second largest such liability in the US cannabis market. Section 280E prohibits U.S. cannabis companies from deducting ordinary operating expenses for federal income tax purposes (other than COGS), effectively taxing them on gross profit rather than net income and creating substantial incremental tax liabilities.
•	In Curaleaf’s annual information form for the year ended December 2025 Curaleaf describes a principal related risk, “Uncertain Tax Position Regarding Section 280E: Curaleaf has adopted an aggressive tax position asserting that Section 280E of the Internal Revenue Code no longer applies to its operations. There is no assurance Curaleaf will prevail against challenges from the IRS, which could result in material liabilities for back taxes, interest and penalties.”
•	In its financial statements for the quarter ended June 30, 2026, Curaleaf disclosed, “In the normal course of business, Curaleaf is subject to examination by federal, state and foreign taxing authorities, where applicable. As of June 30, 2026, Curaleaf is under audit for years ranging from 2020 to 2024 by the IRS, a few U.S. states and in Canada. The statute of limitations for federal, state and foreign taxing jurisdictions are open from tax year 2020.”
•	Curaleaf’s own disclosure describes its tax position in respect of 280E as “aggressive”. Accepting the Hostile Bid exposes Aurora Shareholders to this significant risk related to Curaleaf’s liquidity position and decreases in its share price from an adverse outcome of its audit, including potential IRS litigation stemming from it.

The Hostile Bid shifts Curaleaf's risks onto Aurora Shareholders.

A.	Curaleaf’s shares are being offered to Aurora Shareholders based on an inflated trading price that is a substantial premium relative to its US MSO peer group[8]
•	Curaleaf is effectively asking Aurora Shareholders to exchange their Aurora Shares at a price below their intrinsic value for Curaleaf shares currently trading at inflated multiples relative to

8 U.S. MSO peer group includes: Ascend Wellness, Cresco Labs, Curaleaf, Green Thumb, Jushi, TerrAscend, Trulieve, Verano, and Vireo Growth.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Aurora as well as to its US multi-state operator peer group on TEV to CY2026 and CY2027 revenue and TEV to CY2026 and CY2027 EBITDA[9],10
•	The Hostile Bid is asking Aurora Shareholders to sell low and buy high.

B.	Curaleaf’s shares are priced for a best-case scenario in an unpredictable US cannabis regulatory environment creating significant downside risk
•	Curaleaf has benefited from recent price appreciation, in part, related to further hoped-for US regulatory changes including: (a) potential rescheduling of adult-use cannabis; (b) the scheduled closing of the federal hemp “loophole” in November 2026; and (c) that US law enforcement agencies will increase their enforcement activity with respect to black-market cannabis operations.
•	While US regulatory changes would be welcomed by Aurora, we caution Aurora Shareholders that US regulatory changes have been unpredictable and the hoped-for regulatory changes outlined above may not occur as anticipated. Adult-use rescheduling is neither assured nor necessarily near-term. As Curaleaf notes in the Curaleaf Circular, the Administrative Law Judge’s recommendation is non-binding; a final rule must then be issued by US Drug Enforcement Administration (“DEA”), followed by a delayed effectiveness date and by potential legal challenge. While the current rulemaking is being advanced by DEA itself, which distinguishes it from earlier rescheduling efforts, the process is not a formality: The most recent fully contested marijuana rescheduling took more than two decades and ended with the DEA rejecting the

9 For companies reporting under U.S. GAAP, figures have been adjusted to reflect IFRS Adjusted EBITDA; IFRS Adjusted EBITDA defined as GAAP Adjusted EBITDA plus operating lease expenses (excluding short-term and variable lease costs); analysis assumes constant FY2025A operating lease expenses.

10 Market data as of August 31, 2026. Source: Company disclosure, Capital IQ.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

recommendation to reschedule, a refusal the courts upheld. A favorable outcome for adult-use cannabis could take years, be materially narrower than hoped, or not occur at all.
•	Curaleaf trades at approximately 11.8x consensus CY2026E Adjusted EBITDA, more than double the approximately 5.5x average of its U.S. multi-state operator ("MSO") peers[11] and well in excess of the approximately 60% premium it has averaged over the past three years. The catalysts said to support that premium – a full rescheduling of cannabis and a U.S. exchange listing, neither assured nor within Curaleaf's control – would benefit the MSO peer group generally, not Curaleaf alone. Yet over the six months ended August 31, 2026, Curaleaf's shares appreciated by 44% while the peer group only appreciated by 5%[12]. Aurora Shareholders who tender would receive approximately 80% of their consideration in Curaleaf Shares at this valuation.
•	There is limited additional upside to Curaleaf’s share price in response to hoped-for regulatory changes while, asymmetrically, exposing Aurora Shareholders to significant downside share price risk in the event of negative or significant delays in U.S. regulatory developments.

C.	Curaleaf’s valuation premium over its peers sits well above its three-year average
•	Curaleaf's shares trade at 2.7x EV to LTM revenue (2.8x on a fully diluted in-the-money basis) – nearly twice the 1.5x average of its US MSO peer group.
•	Curaleaf's premium now stands at 1.2x LTM revenue versus its three-year average of 0.9x, having widened in the months preceding the Hostile Bid alongside the hoped-for US regulatory changes described above.

11 Average of U.S. MSO peers excluding Curaleaf.

12 Market data as of August 31, 2026. Source: Capital IQ.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Curaleaf Trailing EV/LTM Revenue Multiples13,14,15

D.	The structure of the Hostile Bid leaves Aurora Shareholders completely exposed to downside in Curaleaf’s share price yet imposes a US$5.00 per Aurora Share cap on any upside
•	This presents an asymmetric opportunity for Aurora Shareholders. It also clearly indicates that Curaleaf sees additional value for Aurora Shareholders beyond the base level of US$4.00 per Aurora share. Curaleaf is unduly seeking to limit the potential upside for Aurora Shareholders while leaving them fully exposed to potential downside in the trading of Curaleaf shares.

Curaleaf has not fairly disclosed the full downside that shareholders would assume.

A.	Curaleaf’s characterization of the premiums is deceptive and consistent with their desire to acquire Aurora at the lowest price possible
•	In its press release of August 11, 2026, Curaleaf stated that the Hostile Bid represents a 110% premium excluding cash and cash equivalents relative to Aurora’s 30-day VWAP as of August 10, 2026. However, Aurora Shareholders DO NOT have an opportunity to receive a 110% premium under any scenario in the Hostile Bid. The cash that will ultimately be used to fund the transaction is cash that Curaleaf would acquire through its Hostile Bid. It already belongs to Aurora Shareholders, yet Curaleaf suggests it represents a component of the premium it is offering.
•	Independent equity research supports this view. In his report dated August 18, 2026, TD Cowen research analyst Derek Lessard stated, 'We disagree with this framing. Aurora's cash is already reflected in its share price. An ex-cash approach overstates the effective premium and understates the value of ACB's liquidity, strategic flexibility, and capacity to fund growth.'
•	This false presentation of the premium is another example of Curaleaf’s attempt to pressure Aurora shareholders so that it can acquire Aurora at the lowest possible price.
•	Aurora also cautions shareholders that market premiums are not a measure of the intrinsic value of Aurora’s business.

13 U.S. MSO peer group includes: Ascend Wellness, Cresco Labs, Curaleaf, Green Thumb, Jushi, TerrAscend, Trulieve, Verano, and Vireo Growth.

14 Trailing multiples calculate enterprise value on a basic shares outstanding basis.

15 Market data as of August 31, 2026. Source: Capital IQ.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

B.	Curaleaf's "value destruction" claim refers to Aurora’s prior management's decisions from years ago and applies to Curaleaf, over the same period, far more than to today's Aurora

•	Nearly all of the C$4.67B of impairments Curaleaf cites relate to writing down goodwill from the prior management team's 2018–2019 acquisitions (MedReleaf, CanniMed, ICC Labs and others): 59% was recognized in fiscal 2020 alone – before the current management team was appointed in September 2020, by which point the accumulated deficit already stood at C$3.6B – and 98% had been booked by June 30, 2022. In the three calendar years since current management took full control (CY 2023–2025), impairments totaled only ~C$85M (~2% of the total) and the accumulated deficit has been essentially flat.[16]

•	Over the same comparable period it uses to attack Aurora management, Curaleaf’s current management has itself eroded shareholder value and continues to do so: driven by cumulative net

16 Source: Company Disclosures

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

losses, Curaleaf’s accumulated deficit grew nearly twelve-fold from fiscal 2020 to 2025 (from ~US$133M to ~US$1.59B), it recognized fresh impairments every single year (~US$313M in total over fiscal 2020 to 2025), and it has never reported an annual profit.[17]
•	The "non-recurring" adjustments Curaleaf criticizes are ones Curaleaf itself makes every single year.
•	Curaleaf excludes the identical categories from its own adjusted EBITDA – a permanent standing add-back for "acquisition, transaction and other non-recurring costs," plus restructuring costs in fiscal 2023, 2024, 2025 and again in 2026.
•	Aurora's transformation costs are not a permanent feature of the business. Over the last four quarters they reflect the deliberate repositioning of the business out of the low-margin recreational market and plant propagation business toward higher-margin medical and international markets.

C.	Curaleaf's inaccurate statements – publicly corrected by Aurora in press releases on August 24, 2026 – are another attempt to acquire Aurora at the lowest price possible

•	Curaleaf suggests Aurora refused to engage. In fact, as Curaleaf acknowledges in its own circular, Aurora has held several discussions with Curaleaf since June 2026 – most recently on August 12 – including Aurora's Lead Independent Director and its Executive Chairman and CEO. Curaleaf conflates engagement with capitulation to an INADEQUATE offer.
•	Curaleaf claims German reimbursement changes are a major challenge for Aurora. This is incorrect: that segment was less than 10% of Aurora's German volume before the changes, and Germany remains a key driver of Aurora's 17% year-over-year international growth in Q1 FY27.
•	Curaleaf ignores Aurora's momentum in its other key markets. Aurora is gaining share in the UK – Europe's fastest-growing medical market – and expanded direct distribution there by acquiring Internode Pharma and HAP Pharma on August 19, 2026, while holding the #1 market share by revenue and volume in Poland with rising import limits supporting further growth.
•	Aurora's actual results contradict Curaleaf's portrayal. Aurora is delivering record global medical cannabis revenue and adjusted EBITDA in FY2026, three consecutive years of positive adjusted EBITDA, and continued international growth at industry-leading adjusted gross margins – the product of Aurora's deliberate focus on a global medical cannabis strategy, including exiting the lower-margin Plant Propagation and Canadian Consumer businesses.
•	On cultivation: Curaleaf’s comparison should be rejected because it mixes incompatible reporting bases and ignores the fundamentally different regulatory context Aurora operates under.
o	On a like-for-like basis, Aurora’s yields are comparable to Curaleaf’s, not the gap Curaleaf claims.
o	Aurora runs pharmaceutical-grade EU-GMP facilities, not US recreational grows. EU-GMP quality, testing, and documentation requirements, which do not apply to Curaleaf's US facilities, govern Aurora's yields, and within them Aurora delivers premium flower.
o	Aurora would welcome an independent, third-party comparison of its Canadian EU-GMP facilities against Curaleaf's own Canadian facility.

17 Source: Company disclosures.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

D.	The quantity and nature of the conditions to the Hostile Bid create significant uncertainty

•	Curaleaf can walk away if the rules change for its own business. Buried in the Offer's "market disruption" conditions is a right to withdraw the Offer if there are any material regulatory changes – including changes affecting Curaleaf's ability to export cannabis from the United States. That has nothing to do with Aurora. It means Curaleaf can abandon the Offer because of something that happens in its own business.
•	This is a real possibility, not a theoretical one. Curaleaf's own Offer document explains how much of its business depends on U.S. cannabis rules that are still unsettled – and it has reserved the right to walk away if those rules move against it.
•	Shareholders carry that risk both ways. If U.S. regulation turns against Curaleaf, its share price would likely fall – and there is no floor or collar protecting the value of the Curaleaf shares being offered. The same event would also give Curaleaf the right to withdraw the Offer entirely. Shareholders get no equivalent right, and no compensation if Curaleaf walks.
•	In short: the Offer is conditional in Curaleaf's favour throughout the deposit period, while tendering shareholders receive nothing in return for depositing early. Shareholders retain the right to withdraw their shares at any time prior to take up, and there is no advantage to depositing before the Board has completed its work and the Offer's conditions are known to be satisfied.
•	Because the majority of the consideration is Curaleaf stock, completion of the Hostile Bid may constitute a change of ownership of Curaleaf's U.S. state-licensed cannabis businesses. Many states in which Curaleaf operates condition such a change on prior approval of, or advance notice to, the state cannabis regulator. These approvals are not ministerial: they run on timelines measured in months, may be conditioned, delayed or denied, and in some states must be obtained before the change takes effect. Which states are engaged depends on Curaleaf's post-completion ownership, a matter within Curaleaf's knowledge and not disclosed to Aurora Shareholders. The Curaleaf Circular identifies only Canadian and German regulatory approvals, states that Curaleaf expects to obtain all requisite approvals within the initial deposit period, and represents that there are "no other material regulatory approvals that would likely impede the completion of the Offer." It does not address the U.S. state change-of-ownership approvals, or their potential to delay or impede the Offer.

Your shareholder rights could be meaningfully weakened.

A.	Aurora Shareholders would trade independent ownership for a minority stake in a company controlled by one individual through multi-voting shares
•	Curaleaf's Chairman and CEO Boris Jordan has an economic interest of 18% but controls 69% of the votes in Curaleaf’s capital structure through multi-voting shares (“MVS”).
•	Pursuant to a sunset trigger, the MVS were to convert to subordinate voting shares (“SVS”) upon a future U.S. exchange listing, eliminating this disproportionate control structure.
•	In June 2026, Curaleaf’s board of directors (against one director's dissent) put forward an amendment to shareholders, which only 79.7% of the independent SVS shareholders subsequently approved, eliminating the future U.S. exchange listing sunset trigger and preserving Mr. Jordan's control indefinitely. Meanwhile, Curaleaf has publicly stated it is exploring the very U.S. uplisting that was meant to end it.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

•	If Aurora is acquired at the exchange ratio of 0.3463, Aurora shareholders would own approximately 7.7% of the pro forma Company but only have 3.2% of the votes available.

B.	Curaleaf has cited superior trading liquidity enhancing Aurora’s access to capital in the case of a combination. This is incorrect.

•	Over the last twelve months, average daily value traded for Aurora is C$11.8M against Curaleaf’s average of C$8.8M.
•	On a float-turnover basis, Aurora shareholders have significantly higher liquidity (~56% of float traded in July 2026) than Curaleaf shareholders (3.2%).

Average Daily Value Traded ($000s) – Last Twelve Months Pre-Announcement18

•	If Aurora Shareholders sought to sell the Curaleaf shares they are being offered into an illiquid market without access to the Nasdaq listing for Aurora’s US shareholders, there could be significant downward pressure on Curaleaf’s share price making it unlikely that Aurora Shareholders would have access to the share value that Curaleaf references in its Hostile Bid.

C.	Aurora's U.S. shareholders would hold a security on a less liquid market than the one their Aurora Shares trade on today, for an uncertain period of time

•	Curaleaf's shares are not listed on Nasdaq, the NYSE, or any other U.S. national securities exchange.
•	Unless adult-use cannabis is rescheduled to a Schedule 3 controlled substance, Curaleaf would only be able to obtain a listing if it deconsolidated its adult-use business, introducing more regulatory risk.

18 Market data as of August 10, 2026. Source: Capital IQ.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

The opportunistic Hostile Bid aims to capture Aurora's assets at a discount.

A.	The Hostile Bid is timed to opportunistically deprive Aurora Shareholders of value

•	The Hostile Bid price of US$4.00 is at a level below where Aurora has traded as recently as January 29, 2026.
•	The exchange ratio between the companies is near its lowest point in the last twelve months.

•	The price would have needed to be US$6.19 per Aurora Share (a 55% increase over the quoted price of the Hostile Bid) if a median takeover premium of 35% was applied to the 12-month average exchange ratio.
•	Further, Aurora’s earnings power has been enhanced over the last 12 months, as Aurora has shed lower margin businesses to focus on higher margin and growing international markets.

B.	Curaleaf's underlying case rests on one weaker forecast year driven by policy reform – not on a lasting deterioration in Aurora's business

•	Curaleaf’s rationale for the Hostile Bid focuses heavily on Aurora's expected FY2027 drop in revenue and Adjusted EBITDA relative to FY2026, driven in large part by pressure on Canadian medical reimbursement rates.
•	That pressure is an industry-wide, macro-driven headwind affecting the broader Canadian medical cannabis market – it is not a reflection of company-specific missteps or a deterioration in Aurora's competitive position.

19 Market data as at August 10, 2026, being the last trading day on the TSX and Nasdaq prior to Curaleaf's announcement on August 11, 2026 of its intention to make a take-over bid for Aurora, which is used as the unaffected date.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

•	While Aurora maintains a leading position in the Canadian medical market, management has been actively working to significantly diversify the medical business, focusing future growth on international markets supported by market leading EU-GMP cultivation facilities.
•	A single year does not represent Aurora's sustainable future earnings power over time, and the Hostile Bid of US$4.00 understates the future potential as Aurora shifts its focus to higher margin international markets.

Aurora has a stronger path forward and significant value creation ahead.

A.	Aurora has spent years building deep EU-GMP cultivation capacity in this high-value market – assets are worth more in Aurora’s hands

•	Aurora’s Board and management saw the opportunity in high margin global medical cannabis early. Over several years, they refocused Aurora’s business around it and built the commercial, regulatory and operational capabilities needed to lead in this highly regulated, profitable market.
•	EU-GMP certification is the gatekeeper to Europe’s medical cannabis markets: without it, a company cannot sell medical cannabis to pharmacies and patients in most of Europe. Certification of a single facility typically takes 12 to 24 months and significant capital investment. Aurora today operates six cultivation and production facilities across Canada and Germany, four of which are EU-GMP certified. Moreover, more than 90% of internal cultivation capacity is EU-GMP certified. Aurora was one of only three producers selected under Germany’s inaugural 2019 domestic cultivation tender and remains one of a limited number of operators authorized to cultivate medical cannabis domestically in Germany today.
•	Aurora’s investments in its cultivation and production facilities has increased Aurora’s annual EU-GMP capacity by more than 40%. Higher yields and higher potency have cut production costs, supporting Aurora’s industry-leading adjusted gross margins.
•	Aurora is set to improve its capacity with (i) the expansion of its Leuna, Germany facility, which is expected to double its annual flower output in the first half of FY2027, (ii) the Safari Flower facility that was acquired in April 2026 and received its EU-GMP certification in July 2026, and (iii) a purpose-built science and genetics program, which has delivered 74 proprietary cultivars driving higher yields and potency and supporting lower manufacturing costs.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

B.	The strategy is delivering – compelling international growth led by Aurora’s leading position in the high margin European market

•	These strategic decisions are paying off: Aurora is delivering high margin international revenue growth driven by its leadership in key European markets – a new annual record revenue in FY26, 17% year-over-year international net revenue growth in Q1 FY27, and guidance for continued growth in Q2 FY27.
•	Aurora delivered record international revenue in FY26 of $177M of which $132M was earned in Europe, the highest margin medical cannabis market.
•	Aurora has continued to hold a leading market share by revenue and volume in Germany and currently holds the #1 market share position by revenue in Poland.

20 Source: Company disclosures.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

C. Curaleaf has been unable to build a comparable platform – it buys ~80% of its international supply from third parties and calls its own supply chain “one of our biggest issues”

•	As EU-GMP standards tighten and European patient demand grows, companies that grow their own EU-GMP supply will hold the advantage. These capabilities take years to build – and Curaleaf has not built them. On its August 5, 2026, earnings call – six days before announcing its intention to make the Hostile Bid – Curaleaf’s Chief Executive Officer admitted that only “about 20%” of Curaleaf’s international supply comes from its own facilities. The Hostile Bid is Curaleaf’s supply-chain fix – at Aurora Shareholders’ expense.[21]

21 Source: Company disclosures and Curaleaf Q2 2026 earnings call.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

•	The cost of Curaleaf’s third-party supply model is visible in its results: Curaleaf reported an international gross margin of ~42% for the quarter ended June 30, 2026 (per its Q2 2026 earnings call), versus Aurora’s ~67%[17,22] International cannabis gross margin for the same period.

•	Curaleaf’s claims of superior cultivation scale are no substitute: the overwhelming majority of its cited footprint and production capacity is in the United States; its product cannot legally be exported to serve European medical markets – its Chief Executive Officer himself ranked exporting from the U.S. “last on the list” of its supply options.

In Curaleaf’s own words:

“That’s one of our biggest issues right now in our international business is supply chain… one of the problems is failed product and inconsistency of delivery of that product on time so that we can supply our customers and our pharmacies around the globe.”

“So today, we provide about 20% of our supply comes from our own facilities. We’d like to increase that to somewhere between 50% and 75%, and we intend to do that over the next 6 to 12 months.”

– Boris Jordan, Chairman & CEO, Q2 2026 earnings call, Aug 5, 2026[23]

•	Rather than compete with Aurora, Curaleaf is trying to buy the platform Aurora has spent years building – without paying Aurora Shareholders what it is worth.

22 This represents an internal figure and accounts for Europe, Australia, and New Zealand.

23 Source: Company disclosures and Curaleaf Q2 2026 earnings call.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Aurora’s stand-alone business plan is compelling and other paths to superior value maximization may emerge.

A.	Aurora continues to execute its strategic plan, has additional opportunities it is evaluating to add value to its stand-alone plan, and other offers may emerge as a result of the Hostile Bid

•	The Aurora Board, consistent with its fiduciary duties, continuously reviews and evaluates potential strategic alternatives to maximize shareholder value.
•	Acquisitions such as the recently announced acquisitions of Internode Pharma Limited and HAP Pharma Limited expand Aurora’s presence in the critical UK market and demonstrate Aurora’s focus on continuous value improvement of its stand-alone plan.
•	Aurora is taking a purposeful and responsible approach to continuously evaluating alternatives the Aurora Board believes will add additional value to its stand-alone plan.
•	While the Aurora Board believes in Aurora’s stand-alone plan and the strength of its long-term strategy, the Aurora Board acknowledges that the Hostile Bid may act as a catalyst to surface other interested parties. The Aurora Board has retained Fort Capital as its financial advisor to evaluate strategic alternatives to the Hostile Bid including both enhancements to its stand-alone plan as well as other potential offers for Aurora.
•	The Special Committee’s mandate is broad and includes the consideration of all strategic alternatives available to Aurora, including consideration and negotiation of other potential offers for Aurora, should those surface, and be in the best interests of Aurora to pursue.
•	Should alternative transactions arise, including superior offers, the Aurora Board and the Special Committee are fully prepared to evaluate these options and present them transparently to Aurora Shareholders.

CONCLUSION AND RECOMMENDATION

For the principal reasons outlined above, the Aurora Board, on the unanimous recommendation of the Special Committee comprised of independent directors, and after receiving advice from its financial and legal advisors, unanimously concluded that the Hostile Bid is inadequate, fails to provide full and fair value for the Aurora Shares and is not in the best interests of Aurora or the Aurora Shareholders.

The Aurora Board unanimously recommends that Aurora Shareholders REJECT the Hostile Bid by taking no action - DO NOT TENDER your Aurora Shares

The Aurora Board UNANIMOUSLY recommends that any Aurora Shareholder who has tendered its Aurora Shares to the Hostile Bid WITHDRAW those Aurora Shares

The foregoing summary of the information and factors considered by the Aurora Board and the Special Committee is not intended to be exhaustive of the information, factors and analysis considered by the Aurora Board and the Special Committee in reaching their conclusions and unanimously recommending that Aurora Shareholders reject the Hostile Bid and not tender their Aurora Shares to the Hostile Bid, but includes the material information, factors and analysis considered by the Aurora Board and the Special Committee in reaching their conclusions and recommendations. The Aurora

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Board and the Special Committee evaluated various factors summarized above in light of its own knowledge of the business, financial condition and prospects of Aurora, and taking into account the advice of their legal and financial advisors and, in the case of the Aurora Board, the unanimous recommendation of the Special Committee. Given the numerous factors considered in connection with its evaluation of the Hostile Bid, the Aurora Board and the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching their conclusion and unanimous recommendation. In addition, individual members of the Aurora Board and the Special Committee may have given different weight to different factors.

HOW TO REJECT THE HOSTILE BID

If you have not tendered your Aurora Shares to the Hostile Bid, you do not need to take any action to reject the Hostile Bid. Simply do not tender your Aurora Shares and disregard the tender materials sent by Curaleaf.

If you have already tendered your Aurora Shares, you should consider withdrawing them in accordance with the procedures described under “How to Withdraw Deposited Shares” below. Contact your broker or Kingsdale, Aurora’s strategic shareholder advisor and information agent, if you require assistance.

HOW TO WITHDRAW DEPOSITED SHARES

Aurora Shareholders who already have tendered their Aurora Shares to the Hostile Bid can WITHDRAW them at any time before they have been taken up by Curaleaf pursuant to the Hostile Bid by calling their broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Aurora Shareholders who hold Aurora Shares through a brokerage firm or other nominee should contact their broker or nominee to withdraw their Aurora Shares on their behalf. If Aurora Shares have been deposited pursuant to the procedures for book-entry transfer, as set out on pages 43 to 45 of the Curaleaf Circular under the heading “Withdrawal of Deposited Common Shares”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Aurora Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

BACKGROUND TO THE HOSTILE BID

The following is a summary of the events, communications and discussions leading up to and following the Hostile Bid. Additional details regarding the background to and reasons for the Aurora Board’s and the Special Committee’s unanimous recommendations are set forth under “Recommendation of the Special Committee to the Aurora Board”, “Recommendation of the Aurora Board to Aurora Shareholders” and “Reasons for Rejection of the Hostile Bid” above.

The Aurora Board and Aurora’s management are executing a long-term international strategy to focus on prioritizing global medical cannabis growth. Through years of operating large-scale EU-GMP-

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

certified facilities, Aurora has developed the scientific, cultivation, regulatory and operational capabilities that support its global medical cannabis strategy. Aurora has also completed acquisitions of businesses and significant investments in international assets to further support this strategic plan and facilitate market access. In particular, Aurora’s recently completed acquisition of the Safari Flower Company builds on Aurora’s global medical cannabis platform and leverages its diversified and scaled network and strong balance sheet to build sustainable, long-term shareholder value. As part of this strategic plan, Aurora has historically and continues to evaluate additional opportunities, including potential acquisitions, joint ventures, business combinations and other similar transactions, to expand this capacity and add shareholder value.

On June 22, 2026, Miguel Martin, Aurora’s Executive Chairman and CEO, and Boris Jordan, Curaleaf’s Chief Executive Officer, had a virtual meeting where Mr. Jordan indicated Curaleaf would provide a letter outlining its interest in a transaction with Aurora.

On June 23, 2026, Mr. Jordan delivered to Mr. Martin and Michael Singer, Aurora’s Lead Independent Director, an unsolicited indication of interest regarding a potential acquisition of Aurora (“June 23 Proposal”) and requesting a 30-day exclusivity period. The June 23 Proposal did not include any proposed financial terms or reference to the consideration mix, which is customary in the circumstances, particularly when exclusivity is requested as part of the proposal. After discussion, Messrs. Martin and Singer informed the other Aurora Board members of the June 23 Proposal and discussed with them their intention to reject Curaleaf’s request for exclusivity and request more information on the basis that the June 23 Proposal did not include any substantive proposed terms, including no indication of price or value of the potential acquisition to Aurora Shareholders.

On July 6, 2026, Aurora, through Mr. Martin, responded to Mr. Jordan by phone, declining exclusivity on the basis described above, and noting that Aurora’s management remained available to discuss should a more definitive proposal be made. On July 7, 2026, Curaleaf sent a subsequent unsolicited non-binding acquisition proposal to Mr. Martin proposing a price of approximately US$4.00 per Aurora Share (the “July 7 Proposal”), comprised of Curaleaf Shares plus a cash portion and demanding a substantive response within five business days. The July 7 Proposal did not include any detail regarding the mix of cash and share consideration and did not mention any cap on the amount of consideration. Mr. Martin informed the Aurora Board of the July 7 Proposal upon receipt.

On July 10, 2026, the Aurora Board met with its external financial advisor, Fort Capital, and its external legal advisors, Stikeman Elliott LLP, to consider and discuss the July 7 Proposal. Following receipt of advice from its legal and financial advisors and after considering the July 7 Proposal in detail, the Aurora Board unanimously determined that the July 7 Proposal was not in the best interests of Aurora or the Aurora Shareholders and unanimously rejected it, but indicated that it would be open to further communication with Curaleaf, including to consider improved offer terms. The Aurora Board authorized Mr. Singer to advise Curaleaf of the Aurora Board’s response, which response was delivered to Mr. Jordan on July 14, 2026.

There was further correspondence between Mr. Jordan and Mr. Singer regarding the July 7 Proposal in July 2026. As part of this correspondence, Mr. Singer noted that Aurora was focused on continuing to execute its business plan over the short to medium term but that Aurora remained open to continuing dialogue between the parties going forward.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

On August 11, 2026, Curaleaf issued a press release announcing an intention to launch an unsolicited take-over bid for all of the issued and outstanding Aurora Shares at a stated implied consideration of US$4.00 per Aurora Share, consisting of 0.3463 subordinate voting shares of Curaleaf plus US$0.75 in cash per Aurora Share. This proposal added a cap on the value of the consideration of US$5.00 per Aurora Share, which was not contained in the July 7 Proposal, and which is a lower price than Aurora Shares have traded as recently as December 18, 2025.

In response to Curaleaf’s announcement, Aurora issued a press release on the same day, advising Aurora Shareholders that the Aurora Board intended to form a special committee of independent directors to consider the potential take-over bid for all of the issued and outstanding Aurora Shares by Curaleaf.

The Aurora Board met later that day with members of senior management, together with Aurora’s external financial advisors and external legal counsel. The Aurora Board formed the Special Committee of independent directors, comprised of Michael Singer (Chair), Chitwant Kohli, Norma Beauchamp and Rajesh Uttamchandani. The mandate of the Special Committee is to, among other things, oversee and direct matters relating to the potential take-over bid, including retaining and instructing advisors, reviewing and evaluating the terms of the potential take-over bid, considering alternatives to the potential take-over bid and making recommendations to the Aurora Board with respect thereto.

On August 12, 2026, Mr. Singer contacted Torys LLP about representing the Special Committee as independent legal counsel.

On August 12, 2026, Mr. Martin and Mr. Jordan had a telephone discussion regarding the potential take-over bid, during which Mr. Jordan indicated that a formal take-over bid could be delivered as early as the following week.

On August 18, 2026, Curaleaf filed the Curaleaf Circular and related documents, including a copy of the advertisement on Aurora’s SEDAR+ profile, commencing the Hostile Bid.

AURORA’S RESPONSE TO THE HOSTILE BID

The Special Committee formally retained Torys LLP as independent legal counsel effective August 18, 2026.

Since the commencement of the Hostile Bid, the Special Committee met on multiple occasions with its legal advisor, Torys LLP, as well as Stikeman Elliott LLP, Fort Capital and members of senior management. At these meetings, the Special Committee reviewed with assistance from legal advisors and Fort Capital the material terms and conditions of the Hostile Bid, the contents of the Curaleaf Circular and received advice from their legal advisors as to Aurora’s directors’ fiduciary duties and legal obligations in the circumstances. The Special Committee received presentations from management and Fort Capital, including their respective analyses of the Curaleaf Shares, the strength of Aurora’s long-term strategy and the reactions in the marketplace to the Hostile Bid in connection with its consideration and evaluation of the Hostile Bid and potential responses to the Hostile Bid. Each Special Committee meeting included an in-camera portion, during which the Special Committee met separately with Torys LLP and without the presence of management or Aurora’s legal and financial

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

advisors. The members of the Special Committee also had numerous informal discussions and updates with the legal advisors, Fort Capital and members of senior management.

The Special Committee held its initial formal meeting on August 18, 2026, at which its independent legal counsel, Aurora’s legal and financial advisors and members of management also attended. The Special Committee discussed the events leading up to the Hostile Bid and received advice from its and Aurora’s legal and financial advisors. Following discussion, the Special Committee recommended that Aurora issue a press release recommending that Aurora Shareholders take no action with respect to the Hostile Bid until the Aurora Board makes a formal recommendation. That press release was issued by Aurora on August 19, 2026.

On August 24, 2026, following consultation with the Special Committee and the Aurora Board, Aurora issued a press release outlining the several factual claims made by Curaleaf in the Curaleaf Circular and press releases regarding Aurora’s operational and market performance that do not accurately or fully reflect Aurora’s business model or actual financial results, and again recommending that Aurora Shareholders take no action with respect to the Hostile Bid until the Aurora Board made a formal recommendation.

During an in camera portion of a Special Committee held on August 27, 2026, during which Torys LLP was also in attendance, Fort Capital provided a detailed presentation regarding its preliminary financial analysis of the hostile bid and responded to questions from the Special Committee. Following a lengthy discussion, it was determined that Fort Capital would refine its analysis based on feedback provided by the Special Committee, which updated analysis would be taken into account in Fort Capital’s opinion with respect to the consideration being offered to Aurora Shareholders pursuant to the Hostile Bid.

On August 31, 2026, the Special Committee met with management, Torys LLP, Stikeman Elliott LLP and Fort Capital to discuss the draft directors’ circular, which had been circulated in advance of the meeting. The Special Committee discussed in detail the draft disclosure and their rationale for potentially recommending rejection of the Hostile Bid and provided comments to be reflected in a revised draft of the circular prior to the Special Committee’s final determination and approval of its contents.

At a September 1, 2026 meeting of the Special Committee, at which management, Torys LLP, Stikeman Elliott LLP and Fort Capital also attended, Fort Capital provided a detailed presentation regarding its financial analysis of the Hostile Bid, refined from feedback previously provided by the Special Committee, responded to various inquiries from members of the Special Committee and the Aurora Board. Following discussion and an in camera session during which only the Special Committee, Torys LLP and Fort Capital were in attendance, Fort Capital rendered an oral opinion to both the Special Committee and the Aurora Board, confirmed by delivery of a written opinion dated September 1, 2026, to the effect that, as of September 1, 2026 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the consideration offered to Aurora Shareholders pursuant to the Hostile Bid is inadequate, from a financial point of view, to such holders. After a thorough and careful review and consideration of the best interests of Aurora and the impact on, and consideration of, the Aurora Shareholders and Aurora’s other stakeholders, and following an in-camera discussion, the Special Committee concluded that the Hostile Bid is not in the best interests

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

of Aurora for, among other reasons, the factors described under “Reasons for Rejection of the Hostile Bid”, including that it does not recognize the full and fair value of Aurora and its business and is an attempt by Curaleaf to acquire Aurora without offering adequate consideration to Aurora Shareholders. The Special Committee then unanimously recommended to the Aurora Board that it recommend to Aurora Shareholders that they reject the Hostile Bid and not tender their Aurora Shares to the Hostile Bid.

Based on the Special Committee’s unanimous recommendation and receipt of legal and financial advice, including the Fort Capital Opinion, the Aurora Board unanimously recommended to the Aurora Shareholders that they reject the Hostile Bid and approved the contents and delivery of this Directors’ Circular.

OPINION OF FORT CAPITAL

Fort Capital was retained to assess the Hostile Bid and to provide advice to the Special Committee and the Aurora Board in connection with the Hostile Bid. Fort Capital has delivered a written opinion addressed to the Special Committee and the Aurora Board concluding that based on the assumptions, limitations and qualifications set forth in the opinion delivered by Fort Capital, as of the date thereof, the consideration being offered under the Hostile Bid is inadequate, from a financial point of view, to Aurora Shareholders.

The full text of the written opinion of Fort Capital is attached as Schedule “B” to this Directors’ Circular. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion addresses only the adequacy of the consideration offered under the Hostile Bid from a financial point of view to Aurora Shareholders. The opinion was provided for the information and assistance of the Special Committee and the Aurora Board in connection with their consideration of the Hostile Bid. The description and the opinion do not constitute a recommendation to any Aurora Shareholders as to whether they should tender their Aurora Shares to the Hostile Bid. The Fort Capital Opinion was only one of many factors considered by the Aurora Board and the Special Committee in their consideration and evaluation of the Hostile Bid.

Pursuant to the terms of the engagement agreement entered into between Aurora and Fort Capital, Aurora has agreed to pay certain fees to Fort Capital for its financial advisory services, including a fixed fee in connection with the written opinion regardless of the conclusion reached in such opinion, and fees that are contingent on a change of control of Aurora or certain other events, including the non-completion of an unsolicited take-over bid for the Aurora Shares. Subject to certain limitations, Aurora has also agreed to reimburse Fort Capital for its reasonable and documented out-of-pocket expenses incurred in connection with such engagement and to indemnify Fort Capital against any losses, claims, damages or liabilities which are related to or arise out of Fort Capital’s engagement.

GENERAL INFORMATION ABOUT AURORA

Aurora was incorporated under the BCBCA, and its head office is located at 2207-90B Street SW, Edmonton, Alberta, T6X 1V8, Canada. The telephone number of Aurora’s head office is 1-855-279-4652.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

DIRECTORS OF AURORA

Aurora’s Board of Directors is currently comprised of the following directors: Miguel Martin (Executive Chairman), Michael Singer (Lead Independent Director), Chitwant Kohli (Independent Director), Norma Beauchamp (Independent Director) and Rajesh Uttamchandani (Independent Director).

CAPITAL STRUCTURE

Aurora Shares

Aurora is authorized to issue an unlimited number of Aurora Shares without par value. Each Aurora Share carries one vote at meetings of Aurora Shareholders, is entitled to dividends if and when declared by the Aurora Board and participates equally with other Aurora Shares in any remaining assets on a liquidation, dissolution or winding-up of Aurora.

As of August 31, 2026, there were 65,744,811 Aurora Shares issued and outstanding.

Class “A” Shares

Aurora is authorized to issue an unlimited number of Class “A” Shares with a par value of $1.00 each. Class “A” Shares may be issued from time to time in one or more series, and the directors may fix from time to time before such issue the number of Class “A” Shares of each series and the designation, rights and restrictions attached thereto including any voting rights, dividend rights, redemption, purchase or conversion rights, sinking fund or other provisions. The Class “A” Shares rank in priority over Aurora Shares and any other shares ranking by their terms junior to the Class “A” Shares as to dividends and return of capital upon liquidation, dissolution or winding up of Aurora or any other return of capital or distribution of the assets of Aurora.

As of August 31, 2026, there were no Class “A” Shares issued and outstanding.

Class “B” Shares

Aurora is authorized to issue an unlimited number of Class “B” Shares with a par value of $5.00 each. Class “B” Shares may be issued from time to time in one or more series, and the directors may fix from time to time before such issue the number of Class “B” Shares of each series and the designation, rights and privileges attached thereto including any voting rights, dividend rights, redemption, purchase or conversion rights, sinking fund or other provisions. The Class “B” Shares rank in priority over Aurora Shares and any other shares ranking by their terms junior to the Class “B” Shares as to dividends and return of capital upon liquidation, dissolution or winding up of Aurora or any other return of capital or distribution of the assets of Aurora.

As of August 31, 2026, there were no Class “B” Shares issued and outstanding.

SHAREHOLDER RIGHTS PLAN

The following summary of the Shareholder Rights Plan, adopted by Aurora on November 30, 2018, does not contain all of the material terms and conditions. The summary is qualified by and is subject

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

to the full text of the Shareholder Rights Plan, which is available under Aurora’s profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

SRP Rights

The objective of the Shareholder Rights Plan is to ensure, to the extent possible, that all Aurora Shareholders are treated equally and fairly in connection with any take-over bid or similar proposal to acquire the Aurora Shares, to ensure that in the event a potential acquiror increases its shareholdings the appropriate premium is paid to all Aurora Shareholders, and, only in the event of a non-permitted bid, to provide the Aurora Board with sufficient time to evaluate any unsolicited take-over bid and develop alternatives to maximize Aurora Shareholder value. The Shareholder Rights Plan discourages the making of any unsolicited take-over bid by creating the potential of significant dilution to any offeror who does so. As further described below, this is done through the issuance to all Aurora Shareholders of SRP Rights at a significant discount to the then prevailing market prices, which could, in certain circumstances, become exercisable by all Aurora Shareholders other than an offeror and its associates, affiliates and joint actors.

Pursuant to the Shareholder Rights Plan, one SRP Right is attached to each outstanding Aurora Share. The SRP Rights will only separate from the Aurora Shares and become exercisable at the close of business on the tenth trading day after the earlier of: (a) the Share Acquisition Date; (b) the date of the commencement of, or first public announcement or disclosure of the intent of any person to commence a Take-over Bid (as defined in the Shareholder Rights Plan), other than a Permitted Bid or Competing Permitted Bid (as defined in the Shareholder Rights Plan); and (c) the date on which a Permitted Bid or Competing Permitted Bid ceases to qualify as such.

The acquisition by any person of 20% or more of the Aurora Shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. Upon a Flip-in Event, each SRP Right (other than those held by the Acquiring Person and related persons, which become void) would entitle the holder to purchase Aurora Shares having an aggregate market price equal to twice the Exercise Price (as defined in the Shareholder Rights Plan), for an amount in cash equal to the Exercise Price, which results in significant dilution to the Acquiring Person, however, Permitted Bids are exempt from this mechanism.

The Hostile Bid is not a Permitted Bid as such term is defined under the Shareholder Rights Plan. Pursuant to the terms of the Shareholder Rights Plan, a Permitted Bid must remain open until 11:59 p.m. local time on a date that is not less than 105 days following the date of the Take-over Bid. The Hostile Bid period does not comply with Canadian securities laws and has been truncated such that it does not qualify as a Permitted Bid, and therefore the Shareholder Rights Plan continues to operate to ensure that both the Board and Aurora Shareholders have adequate time and opportunity to assess the Hostile Bid and any alternatives that may be available to maximize value for Aurora Shareholders.

The Aurora Board retains the discretion, acting in good faith and prior to the occurrence of a Flip-in Event, to waive the application of the Shareholder Rights Plan in respect of any Take-over Bid made by means of a take-over bid circular to all holders of Aurora Shares. Where the Aurora Board exercises the waiver power for one take-over bid, the waiver will also apply to any other take-over bid for Aurora made by a take-over bid circular to all holders of Aurora Shares prior to the expiry of any other bid for which the Shareholder Rights Plan has been waived. The Aurora Board may also, with the approval of a majority vote of the votes cast by Aurora shareholders, elect to redeem all outstanding SRP Rights

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

at the Redemption Price ($0.00001 per SRP Right) (as defined in the Shareholder Rights Plan) prior to a Flip-in Event. If the Hostile Bid is amended and completed as a Permitted Bid, the SRP Rights are deemed to be redeemed at the Redemption Price following completion of the acquisition.

OWNERSHIP OF SECURITIES OF AURORA

The following table sets forth the names and positions of each director and officer of Aurora and the number and percentage of Aurora Shares, Options, PSUs, RSUs and DSUs beneficially owned, or over which control or direction is exercised by each such Person, as well as, where known after reasonable enquiry, by each associate and affiliate of each such Person as of the Currency Date. As of the Currency Date, no directors or officers of Aurora hold any share-settled PSUs.

Name and Position(1)	Number / Percentage of Aurora Shares(2)	Number / Percentage of Options(3)	Number / Percentage of Share RSUs(4)	Number / Percentage of Cash RSUs	Number / Percentage of Cash PSUs(5)	Number / Percentage of Share DSUs(6)	Number / Percentage of Cash DSUs
Miguel Martin Executive Chairman and CEO	334,852 (0.51%)	823,515 (35.29%)	300,786 (18.97%)	-	750,477 (40.34%)	-	-
Simona King CFO	21,248 (0.03%)	282,176 (12.09%)	129,895 (8.19%)	4,359 (30.36%)	320,254 (17.22%)	-	-
Nathalie Clark EVP, General Counsel and Corporate Secretary	270 (0%)	222,560 (9.54%)	71,596 (4.51%)	10,000 (69.64)%	174,880 (9.40%)	-	-
Alex Miller EVP, Operations and Supply Chain	9,114 (0.01%)	263,911 (11.31%)	76,070 (4.80%)	-	185,810 (9.99%)	-	-
Lori Schick EVP, Human Resources	29,782 (0.05%)	246,047 (10.54)%	70,476 (4.44%)	-	172,147 (9.25%)	-	-
Michael Singer Lead(7) Independent Director	7,354 (0.01%)	6,739 (0.29%)	-	-	-	13,453 (47.11%)	120,494 (36.48%)

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Name and Position(1)	Number / Percentage of Aurora Shares(2)	Number / Percentage of Options(3)	Number / Percentage of Share RSUs(4)	Number / Percentage of Cash RSUs	Number / Percentage of Cash PSUs(5)	Number / Percentage of Share DSUs(6)	Number / Percentage of Cash DSUs
Chitwant Kohli Independent Director	6,000 (0.01%)	5,572 (0.24%)	-	-	-	7,020 (24.58)%	80,063 (24.24%)
Norma Beauchamp Independent Director	-	6,739 (0.29%)	-	-	-	8,081 (28.30%)	80,063 (24.24%)
Rajesh Uttamchandani Independent Director	-	-	-	-	-	-	49,690 (15.04%)

Notes:
(1)	The information as to securities beneficially owned, directly or indirectly, or over which control or direction is exercised, is provided to the best of Aurora’s knowledge based on publicly available information, as of the date of this Directors’ Circular.
(2)	As of the date of this Directors’ Circular, there are 65,744,811 Aurora Shares outstanding.
(3)	Each Option is exercisable for one Aurora Share. As of the date of this Directors’ Circular, there are Options to acquire up to 2,333,832 Aurora Shares outstanding.
(4)	In fiscal 2024, the Aurora Board approved the PRSU Cash Plan, to be used to address any shortfall for required grants under the RSU Plan and PSU Plan. As of the date of this Directors’ Circular, there are 1,585,826 RSUs outstanding under the RSU Plan and 14,359 cash-settled RSUs outstanding under the PRSU Cash Plan. “Share RSUs” mean RSUs outstanding under the RSU Plan and “Cash RSUs” mean cash-settled RSUs outstanding under the PRSU Cash Plan.
(5)	As of the date of this Directors' Circular, there are 538,414 PSUs outstanding under the PSU Plan and 1,860,149 PSUs outstanding under the PRSU Cash Plan. As of the date of this Directors’ Circular, none of the directors or officers of Aurora hold share-settled PSUs under the PSU Plan. “Cash PSUs” mean cash-settled PSUs outstanding under the PRSU Cash Plan.
(6)	In fiscal 2024, the Aurora Board approved the DSU Cash Plan, to be used to address any shortfall for required grants under the DSU Plan. As of the date of this Directors’ Circular, there are 28,555 DSUs outstanding under the DSU Plan and 330,312 cash-settled DSUs outstanding under the DSU Cash Plan. “Share DSUs” mean DSUs outstanding under the DSU Plan and “Cash DSUs” mean cash-settled DSUs outstanding under the DSU Cash Plan.
(7)	Michael Singer beneficially owns 7,354 Aurora Shares, 333 of which are held by 8115966 Canada Inc.

INTENTIONS OF DIRECTORS AND OFFICERS

All of Aurora’s directors and senior officers have advised Aurora of their intention, as of the date of this Directors’ Circular, to REJECT the Hostile Bid and NOT TENDER their Aurora Shares to the Hostile Bid.

To the knowledge of Aurora’s directors and officers, after reasonable enquiry, no insider of Aurora, no associate or affiliate of any director, officer or other insider of Aurora, no associate or affiliate of Aurora nor any Person acting jointly or in concert with Aurora has accepted or indicated an intention to accept the Hostile Bid.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

PRINCIPAL SHAREHOLDERS

To the knowledge of Aurora and its directors and officers, after reasonable enquiry, as of the date of this Directors’ Circular, no person beneficially owned, directly or indirectly, or exercised control or direction over, more than 10% of the issued and outstanding Aurora Shares and no person acting jointly or in concert with Aurora owned any securities of Aurora.

TRADING IN SECURITIES OF AURORA

During the six (6) months preceding the date of this Directors’ Circular neither Aurora nor any director, officer or other insider of Aurora and, to the knowledge of the directors and officers of Aurora, after reasonable enquiry, no associate or affiliate of any director, officer or other insider of Aurora, no associate, affiliate or subsidiary of Aurora nor any Person acting jointly or in concert with Aurora has traded any securities or rights to acquire securities of Aurora except as set forth below:

Trading in Securities of Aurora by Directors and Officers

Name(1)	Date	Nature of Transaction	Number of Aurora Shares	Price per Aurora Share
Alex Miller	March 1, 2026 – September 1, 2026	Acquisition under a purchase plan(2)	1,875	$4.60
Miguel Martin	June 25, 2026	Exercise of Rights (RSUs)	72,980(3)	$3.9392
Simona King	June 25, 2026	Exercise of Rights (RSUs)	17,598(4)	$3.9392
Lori Schick	June 25, 2026	Exercise of Rights (RSUs)	7,193(5)	$3.9392

Notes:
(1)	On June 25, 2026, (i) Alex Miller exercised 26,445 RSUs for cash (no underlying Aurora Shares were acquired) and (ii) Nathalie Clark exercised 19,271 RSUs for cash (no underlying Aurora Shares were acquired).
(2)	Purchases made under Aurora’s employee stock purchase plan during the relevant period reflecting the average price per Aurora Share of such acquisitions.
(3)	72,980 RSUs were exercised, and the underlying 72,980 Aurora Shares were acquired.
(4)	25,568 RSUs were exercised and 17,598 underlying Aurora Shares were acquired, with the balance sold via the exercise to cover taxes only.
(5)	16,207 RSUs were exercised and 7,193 underlying Aurora Shares were acquired, with the balance sold via the exercise to cover taxes only.

Issuances under Aurora’s At-The-Market Equity Program

Date	Nature of Transaction	Number of Aurora Shares	Price per Aurora Share
March 2, 2026	ATM Issuance	51,098	$3.8544

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Date	Nature of Transaction	Number of Aurora Shares	Price per Aurora Share
March 3, 2026	ATM Issuance	61,354	$3.7294
March 4, 2026	ATM Issuance	99,523	$3.5460
March 5, 2026	ATM Issuance	75,000	$3.6709
March 6, 2026	ATM Issuance	66,247	$3.5446
March 9, 2026	ATM Issuance	80,000	$3.5134
March 10, 2026	ATM Issuance	63,598	$3.4826
March 11, 2026	ATM Issuance	65,000	$3.5832
March 12, 2026	ATM Issuance	46,996	$3.5864
March 13, 2026	ATM Issuance	31,000	$3.5327
March 16, 2026	ATM Issuance	20,000	$3.5105
March 17, 2026	ATM Issuance	45,000	$3.4676
March 18, 2026	ATM Issuance	65,000	$3.5385
March 19, 2026	ATM Issuance	45,000	$3.4518
March 20, 2026	ATM Issuance	80,000	$3.3909
March 24, 2026	ATM Issuance	60,000	$3.3349
March 25, 2026	ATM Issuance	81,100	$3.2980
March 26, 2026	ATM Issuance	53,702	$3.4377
March 27, 2026	ATM Issuance	35,000	$3.4077
April 1, 2026	ATM Issuance	111,538	$3.2659
April 2, 2026	ATM Issuance	68,580	$3.3747
April 6, 2026	ATM Issuance	100,100	$3.3972
April 7, 2026	ATM Issuance	68,453	$3.4793
April 8, 2026	ATM Issuance	63,967	$3.3808
April 9, 2026	ATM Issuance	54,430	$3.4585
April 10, 2026	ATM Issuance	65,357	$3.4657
April 13, 2026	ATM Issuance	35,130	$3.4530
June 16, 2026	ATM Issuance	80,156	$3.1122

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Date	Nature of Transaction	Number of Aurora Shares	Weighted Average Price per Aurora Share
June 17, 2026	ATM Issuance	153,800	$2.9912
June 18, 2026	ATM Issuance	148,162	$3.0144
June 19, 2026	ATM Issuance	174,205	$2.9361
June 23, 2026	ATM Issuance	50,000	$2.9359
June 24, 2026	ATM Issuance	95,046	$2.8835
June 25, 2026	ATM Issuance	54,206	$2.8555
June 29, 2026	ATM Issuance	134,200	$2.8145
June 30, 2026	ATM Issuance	120,000	$2.8511
July 1, 2026	ATM Issuance	52,658	$2.7971
July 2, 2026	ATM Issuance	98,902	$2.8215
July 6, 2026	ATM Issuance	142,258	$2.9040
July 7, 2026	ATM Issuance	32,028	$2.8218
July 8, 2026	ATM Issuance	40,000	$2.6706
July 9, 2026	ATM Issuance	123,865	$2.6626
July 10, 2026	ATM Issuance	200,000	$2.7015
July 13, 2026	ATM Issuance	150,000	$2.7019
July 14, 2026	ATM Issuance	65,144	$2.6720
July 15, 2026	ATM Issuance	135,568	$2.6766
July 16, 2026	ATM Issuance	64,315	$2.7093
July 17, 2026	ATM Issuance	21,125	$2.6510
July 18, 2026	ATM Issuance	150,000	$2.6374
July 21, 2026	ATM Issuance	193,416	$2.6012
August 10, 2026	ATM Issuance	25,000	$3.0012
August 14, 2026	ATM Issuance	327,915	$3.7857
August 17, 2026	ATM Issuance	250,000	$3.6691
August 18, 2026	ATM Issuance	280,000	$3.6691

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

ISSUANCES OF SECURITIES OF AURORA

Except as set out below, no Aurora Shares or securities convertible into, or exercisable for, Aurora Shares have been issued to the directors, officers or other insiders of Aurora during the two years preceding the date of this Directors’ Circular.

Name and Position	Date of Issue or Grant	Nature of Security(1)	Number of Securities Issued or Granted(1)	Issue/Exercise Price per Aurora Share ($)
Miguel Martin Executive Chairman and CEO	September 19, 2024	Stock Options	16,908	$7.91
		RSUs	2,581
	June 25, 2025	Stock Options	168,665	$5.90
		RSUs	150,083
	June 18, 2026	RSUs	187,315	$4.22
Simona King CFO	June 25, 2025	Stock Options	68,531	$5.90
		RSUs	60,981
	June 18, 2026	Stock Options	96,065	$4.22
		RSUs	84,000
Alex Miller EVP, Operations and Supply Chain	June 25, 2025	Stock Options	38,857	$5.90
		RSUs	34,576
	June 18, 2026	Stock Options	57,219	$4.22
		RSUs	50,033
Nathalie Clark EVP, General Counsel and Corporate Secretary	June 25, 2025	Stock Options	36,571	$5.90
		RSUs	32,542
	June 18, 2026	Stock Options	53,853	$4.22
		RSUs	47,090
Lori Schick EVP, Human Resources	June 25, 2025	Stock Options	35,999	$5.90
		RSUs	32,033
	June 18, 2026	Stock Options	53,012	$4.22
		RSUs	46,354

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Name and Position	Date of Issue or Grant	Nature of Security(1)	Number of Securities Issued or Granted(1)	Issue/Exercise Price per Aurora Share ($)
Michael Singer Lead Independent Director	N/A(2)
Chitwant Kohli Independent Director	N/A(2)
Norma Beauchamp Independent Director	N/A(2)
Rajesh Uttamchandani Independent Director	N/A(2)

Notes:

(1)	During this period, PSUs were granted under the PRSU Cash Plan, due to limitations under the equity pool balances. These awards are not convertible into, or exercisable for, Aurora Shares and are not included in this table. Under the PRSU Cash Plan, the following number of cash-settled PSUs were granted over the two-year period on an aggregate basis: (i) Miguel Martin: 687,207 cash-settled PSUs (less 125,070 voluntarily forfeited as of March 31, 2026); (ii) Simona King: 241,635 cash-settled PSUs; (iii) Alex Miller: 141,015 cash-settled PSUs; (iv) Nathalie Clark: 132,720 cash-settled PSUs; and (v) Lori Schick: 130,646 cash-settled PSUs.
(2)	During this period, DSUs were granted under the DSU Cash Plan, due to limitations under the equity plan pool balances. These awards are not convertible into, or exercisable for, Aurora Shares and are not included in this table. Under the DSU Cash Plan, the following number of cash-settled DSUs were granted over the two-year period on an aggregate basis: (i) Michael Singer: 74,580 cash-settled DSUs; (ii) Chitwant Kohli: 48,867 cash-settled DSUs; (iii) Norma Beauchamp: 48,867 cash-settled DSUs; and (iv) Rajesh Uttamchandani: 48,867 cash-settled DSUs.

OWNERSHIP OF SECURITIES OF CURALEAF

None of Aurora, the directors and officers of Aurora and, to the knowledge of the directors and officers of Aurora, after reasonable enquiry, no insider of Aurora, no associate or affiliate of any director, officer or other insider of Aurora, no associate or affiliate of Aurora nor any person acting jointly or in concert with Aurora beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Curaleaf.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

ARRANGEMENTS BETWEEN CURALEAF AND THE DIRECTORS, OFFICERS AND SECURITYHOLDERS OF AURORA

There are no agreements, arrangements, commitments or understandings made or, to the knowledge of the directors and officers of Aurora, proposed to be made between Curaleaf or any of Curaleaf’s directors, officers or affiliates and any of the directors, officers or affiliates of Aurora, including any agreement, arrangement, commitment or understanding including pursuant to which a payment or other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the Hostile Bid is successful. No director or officer of Aurora is a director or officer of Curaleaf or of any subsidiary of Curaleaf.

To the knowledge of the directors and officers of Aurora, there are no agreements, arrangements, commitments or understandings made or proposed to be made between Curaleaf and any securityholder of Aurora relating to the Hostile Bid.

ARRANGEMENTS BETWEEN AURORA AND ITS DIRECTORS AND OFFICERS

Except as set forth below, no agreement, commitment or understanding (including pursuant to which any payment or other benefit is to be made or given by way of compensation for loss of office or remaining in or retiring from office if the Hostile Bid is successful) has been made or is proposed to be made between Aurora and any of its directors or officers. In the case of each agreement, commitment or understanding discussed below, where the term “change in control” is used, the consummation of the Hostile Bid would constitute a change in control.

If the directors and officers of Aurora were to tender any Aurora Shares to the Hostile Bid, they would receive capped consideration of a maximum value of US$5.00 (based on a formula related to Aurora’s share price and payable in Curaleaf Shares) per Aurora Share on the same terms and conditions as other Aurora Shareholders. As of the Currency Date, the directors and officers of Aurora owned, or exercised direction and control over, an aggregate of 408,620 Aurora Shares (excluding the Aurora Shares underlying the Options, PSUs, RSUs and DSUs). If the directors and officers of Aurora were to tender all of their Aurora Shares (excluding the Aurora Shares underlying the Options, PSUs, RSUs and DSUs) to the Hostile Bid, which they have indicated that they do not intend to do as of the date of this Directors’ Circular and such Aurora Shares were accepted for purchase and taken up and paid for by Curaleaf, the directors and officers of Aurora would receive a maximum aggregate consideration of US$2,043,100 (based on the maximum capped value of US$5.00 (based on a formula related to Aurora’s share price and payable in Curaleaf Shares) per Aurora Share).

Employment Agreements

Aurora has employment agreements with each of Miguel Martin, Simona King, Alex Miller, Nathalie Clark and Lori Schick that include change of control and termination provisions as described below.

Other than as noted below, the definition of “Good Reason” in each of the employment agreements is as follows: the occurrence within twelve (12) months after any change of control of either of the following without the executive's consent: (i) the relocation of the executive's principal workplace to a location that is more than 50 kilometers from the executive's then current principal workplace; (ii) a material reduction in the executive's overall compensation; (iii) a material, detrimental change to the

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

executive's position, job duties, responsibilities and/or authority; or (iv) a material breach by Aurora of the employment agreement. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (i) the executive gives Aurora written notice within four (4) weeks after the occurrence of the event that constitutes the basis for Good Reason, specifying the particular act or failure to act which they believe constitutes the basis for Good Reason; (ii) Aurora fails to cure such act or failure to act, if curable, within four (4) weeks after receipt of such notice; and (iii) the executive terminates their employment for Good Reason within four (4) weeks following the expiration of the four (4) week cure period. In respect of the employment agreement with Mr. Miguel Martin and Ms. Simona King, prong (i) of the definition is the relocation of the Executive's principal workplace to a location that is more than 35 miles from the Executive's then current principal workplace, and prong (ii) of the definition is a material reduction in the Executive's base compensation or bonus/incentive opportunity.

Mr. Miguel Martin, Chairman and Chief Executive Officer

Mr. Martin’s employment Agreement provides that, in the event of a termination without cause not within 12 months following a change-of-control, Mr. Martin will be entitled to a payment of 24 months of his base salary, any awarded but not yet paid bonus for the previous fiscal year, a pro-rated bonus for the year of termination payable when and if any such bonus is declared, a payment equal to 24 months bonus’ entitlement at target, and any and all unvested equity awards granted to him shall vest on a pro rata basis up to the termination date, and any unvested equity grants that have not vested on a pro rata basis as of the termination date shall be forfeited.

In the event of a termination without cause or for good reason within 12 months following a change of control, Mr. Martin will be entitled to a payment of 24 months of his base salary, any awarded but not yet paid bonus for the previous year, a pro-rated bonus for the year of termination calculated at target, a payment equal to 24 months bonus’ entitlement at target, and all unvested equity grants will vest at 100% immediately. In the event of termination for cause or a resignation without good reason, Mr. Martin shall be entitled to any unpaid base salary and accrued but unpaid vacation, and all unvested equity awards shall be forfeited.

Ms. Simona King, Chief Financial Officer

Ms. King’s Employment Agreement provides that, in the event of a termination without cause not within 12 months following a change-of-control, Ms. King will be entitled to a payment of 12 months of her base salary, any awarded but not yet paid bonus for the previous fiscal year, a pro-rated bonus payment for time worked to the date of termination payable when and if any such bonus is declared, a payment equal to 12 months bonus’ entitlement at target, and any and all unvested equity awards granted to her shall vest immediately on a pro rata basis up to the effective date of termination.

In the event of a termination without cause or a resignation for good reason within 12 months following a change of control, she will be entitled to a payment equal to 18 months base salary, any bonus awarded but not yet paid for the previous fiscal year, a pro-rated bonus payment at target for time worked to the date of termination, a lump sum equal to the annual bonus entitlement calculated at target prorated to 18 months, and all unvested equity grants will vest at 100% immediately.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

In the event of termination for cause or a resignation without good reason, Ms. King shall be entitled to any unpaid base salary and accrued but unpaid vacation, and all unvested equity awards shall be forfeited.

Mr. Alex Miller, Executive Vice-President, Operations and Supply Chain

Mr. Miller’s Employment Agreement provides that, in the event of a termination without cause not within 12 months following a change of control, Mr. Miller will be entitled to a payment of the greater of the sum of pay in lieu of notice and statutory severance pay (ESA termination payments) or 12 months’ base salary, any awarded but not yet paid bonus for the previous fiscal year, a pro-rated bonus payment for time worked to the date of termination payable when and if any such bonus is declared, a payment equal to 12 months bonus’ entitlement at target, and any and all unvested equity awards granted to him shall vest immediately on a pro rata basis up to the effective date of termination. All remaining unvested equity awards shall be forfeited.

In the event of a termination without cause or a resignation for good reason within 12 months following a change of control, Mr. Miller will be entitled to a payment of the greater of the sum of ESA termination payments or 18 months’ base salary, any awarded but not yet paid bonus for the previous fiscal year, a pro-rated at-target bonus payment for time worked to the date of termination, a payment equal to 18 months bonus’ entitlement at target, and all unvested equity awards shall vest at 100% immediately.

In the event of termination with cause or resignation without good reason, Mr. Miller will receive any base salary owing, any accrued but unpaid vacation, and all unvested equity awards shall be forfeited.

Nathalie Clark, Executive Vice-President, General Counsel and Corporate Secretary

Ms. Clark’s Employment Agreement provides that, in the event of a termination without cause not within 12 months following a change of control, Ms. Clark will be entitled to a payment of the greater of the sum of ESA termination payments or 12 months’ base salary, any awarded but not yet paid bonus for the previous fiscal year, a pro-rated bonus payment for time worked to the date of termination payable when and if any such bonus is declared, a payment equal to 12 months bonus’ entitlement at target, and any and all unvested equity awards granted to her shall vest immediately on a pro rata basis up to the effective date of termination. All remaining unvested equity awards shall be forfeited.

In the event of a termination without cause or a resignation for good reason within 12 months following a change of control, Ms. Clark will be entitled to a payment of the greater of the sum of ESA termination payments or 18 months’ base salary, any bonus awarded but not yet paid for the previous fiscal year, a pro-rated at-target bonus payment for time worked to the date of termination, a payment equal to 18 months bonus’ entitlement at target, and all unvested equity awards shall vest at 100% immediately.

In the event of termination with cause or resignation without good reason, Ms. Clark will receive any base salary owing, any accrued but unpaid vacation, and all unvested equity awards shall be forfeited.

Lori Schick, Executive Vice-President, Human Resources

Ms. Schick’s employment agreement provides that, in the event of a termination without cause not within 12 months following a change of control, Ms. Schick will be entitled to a payment of the greater

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

of the sum of ESA termination payments or 12 months’ base salary, any bonus awarded but not yet paid for the previous fiscal year, a pro-rated bonus payment for time worked to the date of termination payable when and if any such bonus is declared, a payment equal to 12 months bonus’ entitlement at target, and any and all unvested equity awards granted to her shall vest immediately on a pro rata basis up to the effective date of termination. All remaining unvested equity awards shall be forfeited.

In the event of a termination without cause or a resignation for good reason within 12 months following a change of control, Ms. Schick will be entitled to a payment of the greater of the sum of ESA termination payments or 18 months’ base salary, any bonus awarded but not yet paid for the previous fiscal year, a pro-rated at-target bonus payment for time worked to the date of termination, a payment equal to 18 months bonus’ entitlement at target, and all unvested equity awards shall vest at 100% immediately.

In the event of termination with cause or a resignation without good reason, Ms. Schick will receive any base salary owing, any accrued but unpaid vacation, and all unvested equity awards shall be forfeited.

In the event that the conditions in the Hostile Bid are satisfied on December 1, 2026 and all of the Aurora officers’ employment was terminated by Curaleaf, the following table presents the estimated total change of control and termination benefits to the following officers of Aurora, including any amounts attributable to Company Incentive Awards, using the TSX closing price of $5.63 as at August 31, 2026.

Name	Change of Control ($)
Miguel Martin	9,854,772.28
Simona King	4,403,441.30
Alex Miller	2,655,232.31
Nathalie Clark	2,555,346.18
Lori Schick	2,459,988.89

Notes:

(1)	Calculated based on USD converted to CAD using the average exchange rate $1.3904 for the period of August 1-31, 2026.
(2)	Includes pro-rated bonus for the current year calculated at 67% for the period of April 1 to December 1, 2026, and long-term incentives calculated assuming all PSUs issued under the PSU Plan and cash-settled PSUs under the PRSU Cash Plan vest at 1x. Includes the net gain from only those Options which would be subject to accelerated vesting as of August 1, 2026.

Equity Compensation Plans

The following is a summary of certain aspects of the Option Plan, RSU Plan, PSU Plan and DSU Plan in light of the Hostile Bid and is therefore not a comprehensive description of all of the terms and conditions of such plans. For a more comprehensive description of the terms of each equity compensation plan, please

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

refer to Aurora’s management information circular and proxy statement dated June 24, 2026 and filed under Aurora’s profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

Option Plan

Under the Option Plan, Options may be granted to directors, officers, employees and consultants of Aurora and its subsidiaries. The exercise price per Aurora Share is determined by the Aurora Board at the time of grant but may not be less than the closing price of the Aurora Shares on the TSX on the trading day immediately preceding the grant date. Options vest at such times as determined by the Aurora Board and may be made subject to performance conditions. As of the Currency Date, there are 2,333,832 Options outstanding under the Option Plan.

Subject to the terms of an optionee’s employment agreement, unless otherwise determined by the Aurora Board prior to a change of control, if a change of control occurs, all Options then outstanding shall automatically vest so that such Options may be exercised in whole or in part by the optionee. Upon exercise, the holder shall be entitled to receive any securities, property or cash (or a combination thereof) which the optionee would have received upon such change of control if the optionee had exercised the Option immediately prior to the applicable record date or event.

If a bona fide offer for Aurora Shares is made to Aurora Shareholders generally which, if accepted in whole or in part, would result in the offeror exercising control over Aurora, the Aurora Board has the sole discretion to amend, abridge or otherwise eliminate any vesting schedule so that Options may be conditionally exercised and the underlying Aurora Shares may be conditionally issued so as to permit the holder to tender such shares pursuant to the offer. If the offer is not completed, or the holder does not tender, or tendered shares are not taken up and paid for, the Options shall be deemed not to have been exercised, and the shares shall be reinstated as authorized but unissued Aurora Shares.

RSU Plan

Under the RSU Plan, RSUs may be granted to eligible directors, employees and consultants of Aurora and its designated affiliates (each, an “RSU Plan Participant”). Each RSU entitles the holder to receive one Aurora Share, without payment of additional consideration, at the end of the applicable restricted period (the “Restricted Period”) or, if applicable, at a later deferred payment date. The Restricted Period is determined by the Committee (as defined in the RSU Plan) at the time of grant. The RSUs may be subject to certain performance conditions at the sole discretion of the Committee. RSUs generally vest in equal thirds over 36 months, beginning on the first anniversary of the grant date (or on such other schedule as may be determined by the Committee and set forth in the applicable RSU grant letter).

In addition to RSUs granted under the RSU Plan, Aurora may also grant RSUs under the PRSU Cash Plan to eligible employees (including officers) and consultants (each, a "PRSU Cash Plan Participant"). Unlike RSUs granted under the RSU Plan, RSUs granted under the PRSU Cash Plan only entitle PRSU Cash Plan Participants to receive a cash payment equal to the Market Price (as such term is defined in the PRSU Cash Plan) multiplied by the number of RSUs being settled.

As of the Currency Date, there are 1,585,826 RSUs outstanding under the RSU Plan and 14,359 RSUs outstanding under the PRSU Cash Plan.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

In the event of a change of control under the RSU Plan:

a.	if, at the time of the change of control, the RSU Plan Participant is an Eligible Employee (as defined in the RSU Plan) and, within 12 months of such change of control, Aurora terminates the employment or services of the RSU Plan Participant for any reason other than just cause, or any “triggering event” occurs (as defined in the RSU Plan Participant’s employment agreement or other contractual arrangement in place), then on the date of such triggering event (the “RSU Early Measurement Date”), the RSUs outstanding and held by the RSU Plan Participant will immediately vest in an amount equal to the product obtained by multiplying (i) the total number of Aurora Shares otherwise issuable pursuant to such RSUs or the full value of such RSUs (as determined in the absolute discretion of the Aurora Board) and (ii) the Applicable Pro-Ration Factor. For the purposes of the RSU Plan, the “Applicable Pro-Ration Factor” means the quotient obtained by dividing the number of days that have elapsed from the grant date through and including the RSU Early Measurement Date by the total number of days between the grant date and the last day of the applicable Restricted Period; or
b.	if the RSU Plan Participant is not an Eligible Employee of Aurora (e.g., a director or consultant), then all RSUs outstanding and held by the participant will immediately vest, notwithstanding the Restricted Period and any applicable deferred payment date.

If the RSUs granted under the RSU Plan being accelerated due to a change of control are subject to performance conditions, achievement of such performance conditions will be determined by the Committee as of the RSU Early Measurement Date.

RSUs granted to eligible employees or consultants under the PRSU Cash Plan are treated substantially the same to RSUs granted under the RSU Plan in the event of a change of control, except that (i) such RSUs vest in an amount equal to the full value of the RSUs, without any reference to the Applicable Pro-Ration Factor, and (ii) the PRSU Cash Plan does not specify how any performance conditions attached to such RSUs are accounted for.

PSU Plan

Under the PSU Plan, PSUs may be granted to eligible employees and consultants of Aurora and its designated affiliates (each, a “PSU Plan Participant”). Each PSU entitles the holder thereof to receive, on the applicable entitlement date (the “Entitlement Date”), either an Aurora Share from treasury or a cash payment equal to the market price of an Aurora Share, in each case (for PSUs subject to performance conditions or measures) multiplied by the Achieved Performance Ratio. For the purposes of the PSU Plan and the PRSU Cash Plan (described below), the “Achieved Performance Ratio” is a percentage ranging from 0% to 200% (or such other range as the Aurora Board may determine), quantifying the performance achievement realized on the Entitlement Date in accordance with the performance conditions set out in the applicable grant letter. PSUs generally vest on the third anniversary of the grant date (or as otherwise determined by the Aurora Board and set forth in the applicable PSU grant letter), subject to achievement of performance conditions including relative total shareholder return.

In addition to PSUs granted under the PSU Plan, Aurora may also grant PSUs under the PRSU Cash Plan to PRSU Cash Plan Participants. Unlike PSUs granted under the PSU Plan, PSUs granted under the

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

PRSU Cash Plan only entitle PRSU Cash Plan Participants to receive a cash payment equal to the Market Price multiplied by the number of PSUs being settled, multiplied by the Achieved Performance Ratio.

As of the Currency Date, there are 538,414 PSUs outstanding under the PSU Plan and 1,860,149 PSUs outstanding under the PRSU Cash Plan.

In the event of a change of control under the PSU Plan:

a.	if, at the time of the change of control, the PSU Plan Participant is an Eligible Employee (as defined in the PSU Plan) and, within 12 months of such change of control, Aurora terminates the employment or services of said PSU Plan Participant for any reason other than just cause, or any Triggering Event (as defined in the PSU Plan) occurs (the “PSU Early Measurement Date”), the PSUs outstanding and held by the PSU Plan Participant will immediately vest in an amount equal to the product obtained by multiplying (i) the total number of Aurora Shares otherwise issuable pursuant to such PSUs or the full value of such PSUs (as determined in the absolute discretion of the Aurora Board) and (ii) the Applicable Pro-Ration Factor. For purposes of the PSU Plan, the “Applicable Pro-Ration Factor” means the quotient obtained by dividing the number of days that have elapsed since the applicable grant date through and including the PSU Early Measurement Date by the total number of days between the grant date and the Entitlement Date; or
b.	if the PSU Plan Participant is not an Eligible Employee of Aurora, then all PSUs outstanding and held by the participant will immediately vest.

In the case of PSUs granted under the PSU Plan subject to performance conditions, the Achieved Performance Ratio will be calculated on the actual performance achievement realized as of the PSU Early Measurement Date.

PSUs granted to eligible employees or consultants under the PRSU Cash Plan are treated substantially the same to PSUs granted under the PSU Plan in the event of a change of control, except that such PSUs vest in an amount equal to the full value of the PSUs, without any reference to the Applicable Pro-Ration Factor.

Under both the PSU Plan and the PRSU Cash Plan, in the event that Aurora becomes the subject of a take-over bid pursuant to which 100% of the issued and outstanding Aurora Shares are acquired by the offeror (either directly or through compulsory acquisition), and where consideration is paid in whole or in part in equity securities of the offeror, the Committee (as defined in the PSU Plan or the PRSU Cash Plan, as applicable) may require holders of PSUs to surrender their PSUs within ten days of notice, provided that: (i) the offeror delivers an irrevocable and unconditional offer to grant replacement performance share units on the equity securities offered as consideration; (ii) the Committee has determined in good faith that such replacement units have substantially the same economic value as the surrendered PSUs; and (iii) the surrender and granting of replacement performance share units can be effected on a tax-deferred basis under the Income Tax Act (Canada). Cash-settled RSUs issued under the PRSU Cash Plan would be treated on this basis in the event of a take-over bid.

DSU Plan

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Under the DSU Plan, DSUs may be granted to non-employee directors of Aurora designated by the Compensation Committee (as defined in the DSU Plan) as eligible to participate (each, a “DSU Plan Participant”). Each DSU is a unit credited to a DSU Plan Participant by way of a bookkeeping entry in the books of Aurora, the value of which is equivalent to one Aurora Share. Non-employee directors may elect to receive up to 100% of their annual base compensation in DSUs, and the Aurora Board may also grant additional discretionary DSU awards from time to time. DSUs vest immediately upon grant.

DSUs are redeemable only upon a DSU Plan Participant’s Termination Date (as defined in the DSU Plan), being the date of the participant’s death, retirement from, or loss of office or employment with Aurora. A DSU Plan Participant must provide a written Notice of Redemption (as defined in the DSU Plan) during the period commencing on the business day immediately following the Termination Date and ending on the 180th day following the Termination Date. Upon redemption, a DSU Plan Participant is entitled to receive, at Aurora’s election: (i) Aurora Shares issued from treasury; (ii) Aurora Shares purchased on the open market by an independent administrator of the DSU Plan; (iii) a cash payment equal to the number of DSUs multiplied by the Share Price (being the closing price of the Aurora Shares on the TSX averaged over the five consecutive trading days immediately preceding the Redemption Date (as such terms are defined in the DSU Plan)); or (iv) any combination of the foregoing.

In addition to DSUs granted under the DSU Plan, Aurora may also grant DSUs under the DSU Cash Plan to eligible non-employee directors of Aurora (each a "DSU Cash Plan Participant"). Unlike DSUs granted under the DSU Plan, DSUs granted under the DSU Cash Plan only entitle DSU Cash Plan Participants to receive cash upon redemption of the DSUs granted thereunder.

As of the Currency Date, there are 28,555 DSUs outstanding under the DSU Plan and 330,312 DSUs outstanding under the DSU Cash Plan.

In the event that the conditions in the Hostile Bid are satisfied and Curaleaf takes up and pays for the Aurora Shares, Curaleaf would be in a position to replace all members of the Aurora Board, in which case, all DSUs would become payable in accordance with the terms of the DSU Plan and the DSU Cash Plan, as applicable. The payment in respect of such outstanding DSUs granted under the DSU Plan and the DSU Cash Plan, in the aggregate, using the TSX closing price of $5.63 as at August 31, 2026, would be approximately $2,020,421.21.

INTERESTS OF DIRECTORS AND OFFICERS OF AURORA IN MATERIAL TRANSACTIONS WITH CURALEAF

None of the directors or officers of Aurora and their associates and, to the knowledge of the directors and officers of Aurora, after reasonable enquiry, no person who owns more than 10% of any class of equity securities of Aurora for the time being outstanding has any interest in any material transaction to which Curaleaf is a party.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

ADDITIONAL INFORMATION - ERRORS OR MISLEADING STATEMENTS IN CURALEAF CIRCULAR

The Hostile Bid is premature and exposes Aurora Shareholders to unknown risks.

The Curaleaf Circular does not provide Aurora Shareholders with the information necessary to evaluate the Hostile Bid and the risks of becoming shareholders of the combined entity. Aurora Shareholders who tender into the Hostile Bid would, by receiving Curaleaf Shares, acquire an ownership interest in the combined business going forward. In these circumstances, comprehensive disclosure regarding the financial profile and strategic direction of the combined entity is critically important.

In the Curaleaf Circular, Curaleaf states that it:

“has not developed any specific proposals with respect to the Company or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Common Shares pursuant to the Offer"; and

“is still considering how best to integrate its and Aurora's operations following completion of the Offer.”

Further, and contrary to the requirements of applicable Canadian securities laws, Curaleaf has failed to provide full pro forma financial statements for the combined business. Aurora Shareholders who tender their Aurora Shares into the Hostile Bid would do so without a meaningful understanding of the combined entity they are being asked to invest in, effectively granting Curaleaf carte blanche over its future direction. Aurora Shareholders are urged to carefully consider these disclosure deficiencies in evaluating the Hostile Bid.

The Hostile Bid cannot be completed as currently structured.

Curaleaf has chosen to leave the Hostile Bid open for acceptance only until 5:00 p.m. (Mountain time) on December 1, 2026. Applicable Canadian securities laws require a take-over bid to be open for at least 105 full days. The Hostile Bid commenced on August 18, 2026. Under applicable Canadian securities laws, the earliest time at which the Hostile Bid can expire is 11:59 p.m. (local time) on December 1, 2026. As a result, the Hostile Bid would need to be amended before Curaleaf could take up and pay for any Aurora Shares deposited under the Hostile Bid.

The Hostile Bid was not properly commenced.

Curaleaf commenced the Hostile Bid by publishing an advertisement containing a brief summary of the Hostile Bid in a major daily newspaper of general and regular paid circulation in the local jurisdiction in English. Applicable Canadian securities laws also require an advertisement to be published in a major daily newspaper of general and regular paid circulation in Quebec in French, or in French and English. Based on Aurora’s reasonable enquiries, no such advertisement was published in Quebec. As a result, the Hostile Bid would need to be recommenced or extended.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Curaleaf does not offer the opportunity to defer Canadian tax on the capital gains of Aurora Shareholders.

Curaleaf does not offer an election pursuant to subsection 85(1) of the Income Tax Act (Canada) (the “Tax Act”) which would generally allow an Aurora Shareholder who tenders Aurora Shares to defer accrued capital gains on the shareholder’s Aurora Shares. If the election under subsection 85(1) had been made available, the Aurora Shareholder could defer all of the accrued gain so long as the Aurora Shareholder's adjusted cost basis is greater than the Cash Consideration and otherwise defer gains except to the extent the Cash Consideration exceeds the Aurora Shareholder’s adjusted cost base.

Curaleaf has structured the transaction so that the automatic rollover, or tax-deferral, under subsection 85.1(1) of the Tax Act does not apply. There is no automatic rollover, or tax-deferral, under the Tax Act for the exchange of an Aurora Share for a combination of both cash and a portion of a Curaleaf Share.

Aurora Shareholders will be subject to materially different Canadian tax consequences of holding Curaleaf Shares once Curaleaf becomes governed under Delaware law.

At the most recent Annual General and Special Meeting of shareholders of Curaleaf Holdings, Ltd. held on June 22, 2026, the shareholders of Curaleaf approved, among other transactions, the continuance of Curaleaf out of British Columbia and into Delaware (the “Continuance”). As a result of the Continuance, Curaleaf will cease to be a resident of Canada for the purposes of the Tax Act and will also cease to be a resident of Canada for purposes of the Tax Act and will also cease to be a taxable Canadian corporation as defined in the Tax Act.

Despite this, the Curaleaf Circular makes a series of statements about the Canadian tax consequences to a holder of Curaleaf Shares that are inconsistent with the realities that will exist post-Continuance. For example, the Curaleaf Circular states that a Canadian resident shareholder that is an individual (other than certain trusts) who receives dividends on Curaleaf Shares will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by Curaleaf as eligible dividends in accordance with the provisions of the Tax Act. Such treatment cannot be expected post-Continuance.

Moreover, the Curaleaf Circular does not discuss any foreign property information reporting requirements that will result post-Continuance if a Canadian resident shareholder that is a “specified entity” (as such term is defined in the Tax Act) for a taxation year or a fiscal period whose total cost amount of “specified foreign property” (as such term is defined in the Tax Act), which will include Curaleaf Shares, at any time in the year or fiscal period exceeds CAD$100,000. Such shareholders will be required to file an information return, and failure to do so could result in material penalties being assessed.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Curaleaf has failed to disclose U.S. and Canadian regulatory hurdles which may impede or delay the Hostile Bid, or adversely impact the value offered to Aurora Shareholders.

The Curaleaf Circular identifies only Canadian competition and German merger control and foreign investment approvals in connection with the Hostile Bid, and represents that there are "no other material regulatory approvals that would likely impede the completion of the Offer." This representation may be incomplete. As a result of a portion of the consideration being offered in Curaleaf Shares, the Hostile Bid may constitute a change of ownership of certain of Curaleaf's U.S. state-licensed cannabis businesses for purposes of U.S. state cannabis laws. Certain states condition such a change in ownership on prior regulatory approval, which may be conditioned, denied or delayed. Canadian cannabis regulations also require that directors and officers of cannabis companies hold security clearances issued by Health Canada, failing which a company’s license may be revoked. Canadian cannabis regulations also require that the directors and officers of a corporation holding a cannabis license, and a corporation that is in a position to exercise direct control of a corporation holding a cannabis license, hold security clearances issued by Health Canada, failing which the corporation’s license may be revoked. Curaleaf has provided no information about the individuals who will fill these roles and whether such individuals have the requisite security clearances at this time and, if not, how long it will take to obtain them. Aurora Shareholders are cautioned that failure by Curaleaf to ensure that persons exercising control of the licensed corporation have and maintain the required security clearances could have an adverse impact on the business and the value of Curaleaf Shares.

Individual Aurora Shareholders resident in twenty-nine U.S. states, districts and territories will not receive Curaleaf shares in the Hostile Bid.

Under the current structure of the Hostile Bid, individual Aurora Shareholders resident in twenty-nine U.S. states, districts and territories will not receive Curaleaf shares in the Hostile Bid. Instead, if such holders tender to the Hostile Bid, they would receive the net proceeds of a sale of such Curaleaf shares on the TSX, after brokerage commissions, expenses and withholding. That amount is not fixed and is not knowable when an Aurora Shareholder is required to decide whether to tender to the Hostile Bid. Moreover, the value is exposed to Canadian-dollar execution and foreign exchange conversion, and would be less than the value of the Curaleaf shares that every other holder receives.

NO MATERIAL CHANGES

Except as otherwise disclosed or referred to in this Directors’ Circular or as otherwise publicly disclosed, the directors and officers of Aurora are not aware of any information that indicates any material change in the affairs of Aurora since the date of the last published financial statements, being its unaudited interim condensed consolidated financial statements for the quarter ended June 30, 2026.

OTHER MATERIAL INFORMATION

Except as disclosed or referred to in this Directors’ Circular, the directors and officers of Aurora are not aware of any other information that would reasonably be expected to affect the decision of Aurora Shareholders to accept or reject the Hostile Bid.

OTHER TRANSACTIONS

Other than as described or referred to in this Directors' Circular, no negotiations are underway in response to the Hostile Bid which relate to or would result in: (i) an extraordinary transaction such as a merger, reorganization or liquidation involving Aurora or a subsidiary of Aurora; (ii) the purchase, sale or transfer of a material amount of assets by Aurora or a subsidiary of Aurora; (iii) a competing take-over bid or other acquisition of securities of Aurora by any person other than Curaleaf; (iv) a bid by Aurora for its own securities or for those of another issuer; or (v) any material change in the present capitalization or dividend policy of Aurora. As part of its strategic plan, Aurora has historically and continues to evaluate additional opportunities, including potential acquisitions, joint ventures, business combinations and other similar transactions, to expand this capacity and add shareholder value.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Other than as described or referred to in this Directors' Circular, there is no transaction, resolution of the Aurora Board, agreement in principle or signed contract to which Aurora is a party or bound that has occurred in response to the Hostile Bid that related to one of the matters set forth in the preceding paragraph. Notwithstanding the foregoing, the Aurora Board may in the future engage in negotiations in response to the Hostile Bid that could have one or more of the effects specified in the preceding paragraph. The Aurora Board has determined that disclosure with respect to the parties to, and the possible terms of, any transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that Aurora may conduct. Accordingly, Aurora does not intend to disclose the possible terms of any such transaction or proposal until an agreement in principle relating thereto has been reached or as otherwise may be required by applicable law.

OTHER PERSONS RETAINED IN CONNECTION WITH THE HOSTILE BID

In addition to the external legal advisors, Stikeman Elliott LLP, Canadian counsel to Aurora, Torys LLP, Canadian counsel to the Special Committee, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, United States counsel to Aurora, and the financial advisor, Fort Capital Partners, as described above, Aurora has retained the persons described below in connection with the Hostile Bid.

Aurora has retained Kingsdale as its Strategic Shareholder Advisor and Information Agent in connection with the Hostile Bid and certain related matters. Kingsdale will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Aurora has agreed to indemnify Kingsdale against certain liabilities arising out of or in connection with the engagement.

Aurora has retained ICR, Inc. (“ICR”) as its Investor Relations and Communications Advisor in connection with the Hostile Bid. Aurora has agreed to pay customary compensation to ICR for its services and reimbursement for its reasonable out-of-pocket expenses. Aurora has agreed to indemnify ICR and certain related persons against certain liabilities arising out of or in connection with the engagement.

Aurora has retained The Burson Group LLC (“Burson”) as its Public Relations and Strategic Communications advisor in connection with the Hostile Bid. Aurora has agreed to pay customary compensation to Burson for its services and reimbursement for its reasonable out-of-pocket expenses. Aurora has agreed to indemnify Burson and certain related persons against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither Aurora nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Aurora Shareholders in connection with the Hostile Bid.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Aurora with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular have been approved and the sending of this Directors’ Circular has been authorized by the Aurora Board.

REJECT THE HOSTILE BID
TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

CONSENT OF FORT CAPITAL

September 1, 2026

To the Special Committee of the Board of Directors of Aurora Cannabis Inc. (“Aurora”)

And to the Board of Directors of Aurora

We refer to the directors’ circular (the “Circular”) of Aurora dated September 1, 2026. We hereby consent to the references to our firm name and to our opinion dated September 1, 2026 contained in, and the inclusion of the text of such opinion as Schedule “B” to, the directors’ circular of Aurora dated September 1, 2026. Our opinion was given as at September 1, 2026 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the directors of Aurora shall be entitled to rely upon our opinion.

(Signed) “Fort Capital Partners”

CERTIFICATE

September 1, 2026

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

“Michael Singer”

Lead Independent Director

“Norma Beauchamp”

Independent Director

SCHEDULE “A”
GLOSSARY

This Glossary forms part of this Directors’ Circular. Unless otherwise defined elsewhere in this Directors’ Circular, the following terms shall have the following meanings, and the grammatical variations thereof shall have the corresponding meanings:

“affiliate” in the context of the statutory procedures under the BCBCA described in this Directors’ Circular includes any person or entity that constitutes an affiliate under the BCBCA and otherwise includes any person or entity that constitutes an affiliate within the meaning given to it in NI 62-104.

“Acquiring Person” means, for the purposes of the Shareholder Rights Plan, a person who acquires the beneficial ownership (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Aurora Shares, with certain exceptions as more particularly described in the Shareholder Rights Plan.

“ARC” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act.

“associate” has the meaning given to it in NI 62-104.

“Aurora” or the “Company” means Aurora Cannabis Inc., a corporation incorporated under the BCBCA.

“Aurora Board” means the board of directors of Aurora being, as of the date of this Directors’ Circular, Michael Singer, Norma Beauchamp, Miguel Martin, Chitwant Kohli and Rajesh Uttamchandani.

“Aurora Shareholders” means the holders of the Aurora Shares.

“Aurora Shares” means the common shares, no par value, in the capital of Aurora.

“Aurora MD&A” means the Management’s Discussion & Analysis of Aurora for the three months ended June 30, 2026 and 2025.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations promulgated thereunder.

“business combination” has the meaning given to it in MI 61-101.

“cannabis” means, as the context requires, either (i) cannabis as defined in the Cannabis Act, or (ii) marihuana as defined in the CSA.

“Cannabis Act” means the Cannabis Act (Canada) and the regulations promulgated thereunder.

“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.

“Certificate” means, as the context requires, any physical share certificate, or rights certificate, of Aurora or a DRS Advice or a similar document evidencing the electronic registration of ownership of Aurora Shares or SRP Rights.

“Class ”A“ Shares” means Class “A” Shares in the capital of Aurora.

“Class ”B“ Shares” means Class “B” Shares in the capital of Aurora.

“Commissioner” means the Commissioner of Competition under subsection 7(1) of the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition.

“Company Incentive Awards” means, collectively, DSUs, RSUs, PSUs and Options.

“Competition Act” means the Competition Act (Canada), and the regulations made thereunder, as amended.

“Competition Act Approval” means, with respect to the transactions contemplated by the Hostile Bid, either (a) receipt by Curaleaf of an ARC, or (b) the expiry, termination or waiver of the waiting period under Part IX of the Competition Act and, unless waived by Curaleaf, the receipt of a No-Action Letter.

“Compulsory Acquisition” means the acquisition by Curaleaf of the remainder of the Aurora Shares by way of a compulsory acquisition pursuant to Part 9, Division 6 of the BCBCA if, by the Expiry Time or four months after the date of the Hostile Bid, whichever period is shorter, the Hostile Bid is accepted by the holders of 90% or more of the outstanding Aurora Shares under the Hostile Bid, other than Aurora Shares held at the date of the Hostile Bid by or behalf of Curaleaf or an affiliate of Curaleaf for consideration per Aurora Share not less than, and in the same form as, the Consideration.

“Convertible Securities” means, collectively, the DSUs, RSUs, PSUs and Options and any securities of Aurora that are exercisable or exchangeable for or convertible into Aurora Shares, other than the SRP Rights.

“CSA” means the Controlled Substances Act (21 U.S.C. § 811)

“Curaleaf” means Curaleaf Holdings, Inc., a corporation incorporated under the BCBCA.

“Curaleaf Circular” means the offer to purchase and circular of Curaleaf dated August 18, 2026 and filed by Curaleaf with the applicable securities regulatory authorities in Canada and the United States on August 18, 2026.

“Curaleaf Shares” means the subordinate voting shares in the capital of Curaleaf.

“Currency Date” means August 31, 2026.

“Depositary” means Odyssey Trust Company, in its capacity as depositary for the Hostile Bid.

“Directors’ Circular” means this directors’ circular, including, without limitation, the cover pages, Summary, Questions and Answers About the Hostile Bid and this Glossary.

“DSU” means a deferred share unit granted under the DSU Plan or the DSU Cash Plan, as the case may be.

"DSU Cash Plan" means the non-employee directors deferred share unit cash plan, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DSU Plan” means the deferred share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DRS Advice” means a Direct Registration System (DRS) advice.

“DTC” means The Depository Trust Company or its nominee, which as of the date hereof is Cede & Co.

“EDGAR” means the Electronic Data Gathering Analysis and Retrieval system maintained by the SEC.

“Expiry Time” means 5:00 p.m. (Mountain Time) on December 1, 2026, unless the Hostile Bid is extended, accelerated or withdrawn by Curaleaf in accordance with its terms.

“FCO” means the Bundeskartellamt (Federal Cartel Office).

“Fort Capital” means Fort Capital Partners.

“Fort Capital Opinion” means the opinion provided by Fort Capital in connection with its evaluation of the Hostile Bid attached as Schedule “B” to this Directors’ Circular.

“fully diluted basis” means, with respect to the number of outstanding Aurora Shares, such number of outstanding Aurora Shares calculated on the assumption that all existing or future rights, warrants or options or other rights to purchase, convert into, exchange into, exercise for or otherwise acquire Aurora Shares are exercised in full.

“German FDI Approval” means together: (a) a clearance decision has been granted, or the review period has expired and therefore the approval fiction has taken effect (as further set out in the Curaleaf Circular).

“German Merger Control Approval” means the FCO has, as applicable: (a) provided written notice (including by fax) that it does not assume jurisdiction over the transaction, (b) informed in writing (including by fax) the notifying party that the transaction does not fulfil the requirements for prohibition as set out in Section 36(1) GWB, (c) not informed the parties to the transaction within one month in accordance with Section 40(1) sentence 1 GWB, that it has initiated an in-depth investigation (“Phase 2”), (d) decided by way of a formal decision in accordance with Section 40(2) sentence 1 GWB that the transaction is cleared unconditionally or subject to the fulfilment of certain remedies according to Section 40(3) sentence 1 GWB, after Phase 2 has been initiated, or (e) not issued a formal decision pursuant to Section 40(2) sentence 1 GWB within the periods specified in Section 40(2) GWB.

“Governmental Entity” means any: (a) multinational, federal, provincial, territory, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry or agency; (b) subdivision, agent, commission, board or authority of any of the foregoing; (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) the TSX, as applicable.

“GWB” means the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen).

“hemp” has the meaning ascribed to such term in the CSA.

“Hostile Bid” means the offer made by Curaleaf on August 18, 2026, pursuant to the Curaleaf Circular, to acquire all of the outstanding Aurora Shares, together with the associated SRP Rights, including Aurora Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time upon the exercise, conversion or exchange of Convertible Securities, for the Consideration.

“Hostile Bid Documents” means, collectively, the Curaleaf Circular, the Letter of Transmittal and Notice of Guaranteed Delivery.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indication of Interest” means the indication of interest sent by Curaleaf to Aurora on June 23, 2026 in connection with exploring a potential business combination.

“initial deposit period” means the period, including, without limitation, any extension, during which securities may be deposited under a take-over bid but does not include the mandatory 10-U.S. Business Day extension period or an Optional Extension Period, which initial deposit period will be 105 days as it may be shortened in accordance with applicable Law.

“insider” has the meaning ascribed thereto in the Securities Act (British Columbia).

“Kingsdale” means Kingsdale Advisors, the strategic shareholder advisor and information agent to the Aurora Board.

“Law(s)” means all laws, by-laws, statutes, rules, regulations, principles of law, orders, ordinances, protocols, codes, guidelines, policies, instruments, notices, directions and judgments or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such persons or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the person or persons or its or their business, undertaking, property or securities.

“Letter of Intent” means the letter of intent sent by Curaleaf to Aurora on July 7, 2026 in connection with a purchase of all of the issued and outstanding shares of Aurora for US$4.00 per Aurora Share.

“Letter of Transmittal” means the letter of transmittal in the form accompanying the Hostile Bid and Curaleaf Circular (printed on YELLOW paper).

“mandatory 10-U.S. Business Day extension period” means, if Curaleaf is obligated to take up such Aurora Shares pursuant to the Hostile Bid, the 10-U.S. Business Day extension period which Curaleaf will implement to extend the time period for which Aurora Shares may be deposited pursuant to the Hostile Bid.

“Material Adverse Effect” means any condition, event, circumstance, change, development, occurrence or state of facts (a) in the business, assets, operations, capitalization, properties, condition (financial or otherwise), prospects, equity or debt ownership, results of operations, cash flows, articles, by-laws or other constating documents, licenses, permits, rights or privileges or liabilities (including, without limitation, any contingent liabilities that may arise through outstanding, pending or threatened in writing litigation or otherwise), whether contractual or otherwise, of Aurora or its subsidiaries which, when considered either individually or in the aggregate, is or may be materially adverse to Aurora and its subsidiaries (on a consolidated basis) or, where applicable, Curaleaf and its subsidiaries (on a consolidated basis), or (b) which, when considered either individually or in the aggregate, would be expected to reduce the anticipated economic value to Curaleaf of the acquisition of the Aurora Shares or make it inadvisable for or impair the ability of Curaleaf to proceed with the Hostile Bid and/or to take up and pay for Aurora Shares deposited under the Hostile Bid and/or the consummation of a Compulsory Acquisition or Subsequent Acquisition Transaction or which, if the Hostile Bid or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would be materially adverse to Curaleaf or any of its affiliates or which would limit, restrict or impose limitations or conditions on the ability of Curaleaf to own, operate or effect control over any material portion of the business or assets of Aurora or its subsidiaries or would compel Curaleaf or its affiliates to dispose of or hold separate any material portion of the business or assets of Aurora or its subsidiaries or would compel Curaleaf or its affiliates to dispose of or hold separate any material portion of the business or assets of Curaleaf or its affiliates.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Minimum Deposit Condition” means the condition to the Hostile Bid that there shall have been validly deposited under the Hostile Bid and not withdrawn that number of Aurora Shares, together with the associated SRP Rights, which represent, together with the Aurora Shares held by the Offeror at the Expiry Time, at least 66⅔% of the outstanding Aurora Shares on a fully-diluted basis.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids.

“No-Action Letter” means a letter issued by the Commissioner that indicates that the Commissioner does not, at a particular time, intend to challenge a particular transaction by making an application to the Tribunal under Section 92 of the Competition Act, while reserving the Commissioner’s statutory right to challenge the transaction before the Tribunal under Section 92 of the Competition Act.

“Non-Independent Shareholder” means: (a) any Acquiring Person; (b) Curaleaf; (c) any Affiliate or Associate (each as defined in the Shareholder Rights Plan) of any Acquiring Person or Curaleaf; (d) any Person (as defined in the Shareholder Rights Plan) acting jointly or in concert with any Acquiring Person or Curaleaf; or (e) any employee benefit plan, deferred profit sharing plan, stock participation plan and any other similar plan or trust for the benefit of employees of Aurora or a Subsidiary (as defined in the Shareholder Rights Plan) of Aurora, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or direct whether the Voting Shares are to be tendered to a Take-over Bid (each as defined in the Shareholder Rights Plan).

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Hostile Bid and the Curaleaf Circular (printed on PINK paper).

“officer” has the meaning ascribed thereto in the Securities Act (British Columbia).

“Option” means an option granted under the Option Plan.

“Optional Extension Periods” means any extension period implemented by Curaleaf to extend the deposit period for the Hostile Bid after the expiration of the mandatory 10-U.S. Business Day extension period.

“Option Plan” means the share option plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Ordinary Course” means, with respect to an action taken by Aurora or any of its subsidiaries, that such action is consistent with past practices of Aurora and is taken in the ordinary course of the normal day-to-day operations of Aurora.

“Permitted Bid” means a “Permitted Bid” under the Shareholder Rights Plan, being a Take-over Bid made by an Offeror (as defined in the Shareholder Rights Plan) by means of a take-over bid circular that meets certain requirements, including the bid must: (a) be made to all holders of record of Voting Shares, other than the Offeror (as defined in the Shareholder Rights Plan); (b) remain open for acceptance for at least 105 days from the date of the bid or such shorter period that a Take-over Bid (which is not exempt from the requirements of Division 5 (Bid Mechanics) or NI 62-104) must remain open for deposits of securities thereunder, the applicable circumstances at such time, pursuant to applicable securities Laws; (c) be subject to a minimum tender condition of more than 50% of the Voting Shares held by Independent Shareholders (as defined in the Shareholder Rights Plan); (d)

contain a provision that unless the Take-over Bid is withdrawn, Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period of time between the date of the Take-over Bid and the date on which Voting Shares may be taken up and paid for and that any Voting Shares deposited pursuant to the bid may be withdrawn until taken up and paid for; and (e) provide that the bid will be extended for at least 10 days if more than 50% of the Voting Shares held by Independent Shareholders are deposited to the bid (and the Offeror shall make a public announcement of that fact); provided always that a Permitted Bid will cease to be a Permitted Bid at any time when such bid ceases to meet any of the provisions of the definition of Permitted Bid and provided that, at such time, any acquisition of Voting Shares made pursuant to such Permitted Bid, including any acquisition of Voting Shares theretofore made, will cease to be a Permitted Bid Acquisition (as defined in the Shareholder Rights Plan).

“Person” includes an individual, a corporation, a partnership, trust, body corporate, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative.

"PRSU Cash Plan" means the performance share unit and restricted share unit long-term cash settled plan of Aurora, as same may be amended restated, supplemented or otherwise modified from time to time.

“PSU” means a performance share unit granted under the PSU Plan or the PRSU Cash Plan, as the case may be.

“PSU Plan” means the performance share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Redemption Price” means the redemption price of $0.00001 per SRP Right, subject to adjustment as provided in the Shareholder Rights Plan.

“Registration Statement” means the registration statement on Form F-80 filed by Curaleaf with the SEC under the U.S. Securities Act in connection with the Hostile Bid.

“Regulatory Approvals” means any consent, waiver, permit, permission, exemption, review, order, decision or approval of, or any registration and filing with or withdrawal of any objection or successful conclusion of any litigation brought by or before, any Governmental Entity, or the expiry, waiver or termination of any waiting or suspensory period imposed by Law or a Governmental Entity or pursuant to a written agreement between the Offeror and a Governmental Entity to refrain from consummating the Hostile Bid, including the Competition Act Approval, German FDI Approval and German Merger Control Approval, in each case (a) required or advisable under Laws in connection with the Hostile Bid or any Compulsory Acquisition or Subsequent Acquisition Transaction, (b) to issue and list the Curaleaf Shares issued under to the Hostile Bid on the TSX, or (c) to prevent or avoid the occurrence of any Material Adverse Effect as a result of the consummation of the Hostile Bid or any Compulsory Acquisition or Subsequent Acquisition Transaction.

“RSU” means a restricted share unit granted under the RSU Plan or the PRSU Cash Plan, as the case may be.

“RSU Plan” means the restricted share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Regulatory Authorities” means, collectively, the TSX and the applicable securities commission or similar regulatory authority in each province and territory of Canada, and “Securities Regulatory Authority” means each such entity, individually.

“SEDAR+” means the Systems for Electronic Document Analysis and Retrieval + maintained by the Canadian Securities Administrators.

“Share Acquisition Date” means the first date of public announcement by Aurora or Acquiring Person of acts indicating that a Person (as defined in the Shareholder Rights Plan) has become an Acquiring Person.

“Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated as of October 4, 2018, between Aurora and the SRP Rights Agent, as originally approved by the Aurora Shareholders on November 30, 2018 and most recently renewed at the annual general and special meeting of Aurora Shareholders held on August 9, 2024.

“Special Committee” means the special committee of Aurora composed of independent directors Michael Singer, Chitwant Kohli, Norma Beauchamp and Rajesh Uttamchandani.

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan, and “SRP Right” means any one of them.

“SRP Rights Agent” means Computershare Trust Company of Canada, in its capacity as rights agent under the Shareholder Rights Plan.

“Statutory Minimum Condition” means the condition to the Hostile Bid that there shall have been validly deposited and not withdrawn that number of Aurora Shares, together with the associated SRP Rights, that represent more than 50% of the outstanding Aurora Shares, excluding any Aurora Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any other Non-Independent Shareholder, which condition cannot be waived by Curaleaf.

“Subsequent Acquisition Transaction” means the acquisition by Curaleaf of the remaining Aurora Shares not deposited under the Hostile Bid, by means other than Compulsory Acquisition (including, without limitation, causing one or more special meetings to be called of the then Aurora Shareholders to consider an amalgamation, statutory arrangement, capital reorganization, amendment to Aurora’s articles, consolidation or other transaction involving Curaleaf and/or an affiliate of Curaleaf and Aurora and/or the Aurora Shareholders for the purpose of Aurora becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of Curaleaf), if Curaleaf (i) acquires less than 90% of the Aurora Shares under the Hostile Bid, (ii) the right of Compulsory Acquisition described above is not available for any reason, or (iii) Curaleaf chooses not to avail itself of such statutory right.

“subsidiary” means, with respect to a person, a person that is controlled directly or indirectly by another person, and includes a subsidiary of that subsidiary. For the purpose of this Directors’ Circular, a person (the first person) is deemed to control another person (the second person) if: (a) if the first person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless the first person holds the voting securities only to secure an obligation; (b) if the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership; or (c) if the second person is a limited partnership and the general partner of the limited partnership is the first person.

“take up” means, with respect to the Aurora Shares, to accept such Aurora Shares for payment by giving written notice of such acceptance to the Depositary and “take-up”, “taking up” and “taken up” have corresponding meanings.

“Tribunal” means the Competition Tribunal as established by subsection 3(1) of the Competition Tribunal Act (Canada).

“TSX” means the Toronto Stock Exchange.

“U.S. Business Day” has the meaning given to it in Rule 14d-1(g)(3) under the U.S. Exchange Act.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Voting Shares” means, for purposes of the Shareholder Rights Plan, the Aurora Shares and any other securities in the capital of Aurora entitled to vote generally in the election of the Aurora Board.

SCHEDULE “B”
OPINION OF FORT CAPITAL

(See Attached)

Fort Capital Partners 1010 – 510 Burrard Street Vancouver, BC V6C 3A8

September 1, 2026

The Special Committee of the Board of Directors and the Board of Directors

Aurora Cannabis Inc.

2207-90b Street SW

Edmonton, Alberta

T6X 1V8

Canada

To the Members of the Special Committee and the Board of Directors of Aurora Cannabis Inc.:

Fort Advisory Partners (“Fort Capital”, “we” or “us”) understands that Curaleaf Holdings, Inc. (“Curaleaf” or the “Offeror”) has made an unsolicited take-over bid (the “Offer”) to acquire all of the issued and outstanding common shares (the “Common Shares”) of Aurora Cannabis Inc. (“Aurora” or the “Company”), together with the associated rights to purchase Common Shares issued and outstanding under the shareholder rights plan of the Company, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the expiry of the Offer, currently 5:00 p.m. (Mountain time) on December 1, 2026. The consideration per Common Share offered pursuant to the Offer is US$0.75 in cash and 0.3463 of a subordinate voting share of the Offeror, subject to a maximum value of US$5.00 per Common Share (together, the “Consideration”). The Offeror states that the Offer represents a value of US$4.00 per Common Share. The terms and conditions of the Offer are set out in the offer to purchase and take-over bid circular of the Offeror dated August 18, 2026 (the “Take-Over Bid Circular”) and the related letter of transmittal and notice of guaranteed delivery, which have been filed and are available on SEDAR+ under the Company’s profile at www.sedarplus.ca.

Fort Capital has been retained to provide financial advice to the Company, including our opinion (the “Opinion”) to the special committee of independent directors of the board of directors of the Company (the “Special Committee”) and to the board of directors of the Company (the “Board”) as to the fairness, from a financial point of view, of the Consideration offered to the holders of Common Shares, other than the Offeror and its affiliates (the "Shareholders"), pursuant to the Offer.

Page | 9

Engagement of Fort Capital

On July 7, 2026, the Offeror delivered to the Company a letter of intent in respect of a proposed acquisition of all of the Common Shares, following earlier unsolicited contact from the Offeror. Fort Capital was engaged by the Company pursuant to an agreement effective July 7, 2026 (the "Engagement Agreement") to act as financial advisor in connection with the Offer, the Company's response to the Offer and the consideration of any alternative transaction. Under the terms of the Engagement Agreement, Fort Capital has agreed to provide the Company, the Special Committee and the Board with various advisory services in connection with the Offer including, among other things, the provision of the Opinion.

Fort Capital will receive a fee for rendering the Opinion, which fee is payable without regard to the conclusion reached in the Opinion. Under the Engagement Agreement, we will also receive fees for advisory services provided to the Company which may be contingent on the Company arriving at an alternative transaction, or circumstances where no transaction is completed a all. In addition, the Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.

Credentials of Fort Capital

Fort Capital is an independent investment banking firm which provides financial advisory services to corporations, business owners, and investors. Members of Fort Capital are professionals that have been financial advisors in a significant number of transactions involving public and private companies in North America and have experience in preparing fairness opinions and valuations.

The Opinion represents the opinion of Fort Capital, the form and content of which have been approved for release by Fort Capital. While the Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Canadian Investment Regulatory Organization (“CIRO”), Fort Capital is not a member of CIRO and CIRO has not been involved in the preparation or review of the Opinion.

Independence of Fort Capital

Neither Fort Capital, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, the Offeror, or any of their respective associates or affiliates (collectively, the “Interested Parties”).

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Neither Fort Capital, nor any of our affiliates, has been engaged to provide any financial advisory services, nor has it participated in any financing, involving the Offeror or any of its associates or affiliates within the past two years. Fort Capital is and has been engaged by the Company from time to time to provide financial advisory services in the ordinary course of our business, including within the past two years and including in respect of matters other than the Offer, for which we have received or expect to receive customary fees. Fort Capital most recently received fees for advisory work in connection with the acquisition of Safari Flower Company in April 2026. Other than pursuant to our engagements with the Company, there are no understandings, agreements or commitments between Fort Capital and any of the Interested Parties with respect to future business dealings. Fort Capital may, in the future, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

The Company has represented to Fort Capital that, to the best of its knowledge, there have been no prior valuations (as that term is used in MI 61-101) of the Company or any material property of the Company made in the preceding twenty-four months.

Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

(a)	the Take-Over Bid Circular;

(b)	a draft of the Company’s directors’ circular dated September 1, 2026 (the “Directors’ Circular”);

(c)	the shareholder rights plan of the Company;

(d)	annual financial statements and management’s discussion and analysis of the Company for each of the four years ended March 31, 2026, 2025, 2024 and 2023, and the interim financial statements and management’s discussion and analysis of the Company for the quarter ended June 30, 2026;

(e)	annual financial statements and management’s discussion and analysis of the Offeror for each of the three years ended December 31, 2025, 2024 and 2023, and the interim financial statements and management’s discussion and analysis of the Offeror for each of the quarters ended March 31, 2026 and June 30, 2026;

(f)	the annual information form and management information circular of the Offeror, and transcripts of the earnings calls of the Offeror in respect of the quarters ended March 31, 2026 and June 30, 2026;

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(g)	certain publicly available information relating to the business, operations, financial condition and trading history of the Company and the Offeror and other selected public companies we considered relevant;

(h)	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;

(i)	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

(j)	a summary prepared by management of the Company of the issued and outstanding Common Shares and the dilutive securities of the Company as at August 18, 2026, and of issuances of Common Shares under the Company’s at-the-market equity distribution program to and including August 18, 2026;

(k)	discussions with management of the Company relating to the Company’s current business, plans, financial condition and prospects;

(l)	discussions with legal counsel to the Company and to the Special Committee;

(m)	public information with respect to selected precedent transactions involving Canadian and United States cannabis targets we considered relevant, and premiums paid in selected precedent transactions involving public company targets;

(n)	various reports published by equity research analysts and industry sources we considered relevant;

(o)	a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company; and

(p)	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

Fort Capital has not, to the best of our knowledge, been denied access by the Company to any information under the Company’s control requested by Fort Capital.

Fort Capital has not had access to any non-public information concerning the Offeror and has had no opportunity to assess the accuracy or completeness of any of the Offeror’s public disclosure relied upon by us in preparing the Opinion.

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Assumptions and Limitations

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, and have not assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information. We have assumed that forecasts, projections, estimates and budgets provided to us and used in our analyses were reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects. The forecasts, projections, estimates and budgets referred to above were prepared by or on behalf of management of the Company and furnished to Fort Capital, and Fort Capital has used and relied upon them in the analyses underlying the Opinion, including in the application of forward trading and transaction multiples and in the discounted cash flow analysis. Fort Capital has scrutinized the information provided, however we have relied upon it without independent verification and expresses no view as to the achievability of, or the assumptions underlying, any such forecast, projection, estimate or budget. Fort Capital has also had regard to estimates published by equity research analysts, which in some cases differed from those of management. These estimates are the work of third parties and have not been independently verified by Fort Capital and with respect to which Fort Capital expresses no view. The Opinion does not constitute, and should not be construed as, any assurance that any forecast, projection, estimate or budget will be realized or that actual results will not differ materially therefrom.

Senior officers of the Company have represented to Fort Capital in a letter of representation delivered on August 31, 2026, among other things, that: (i) the Information in respect of the Company or any of its subsidiaries provided to Fort Capital orally by, or in the presence of, an officer or employee of the Company, or in writing by the Company or any of its subsidiaries or any of its or their representatives in connection with our engagement was, at the date the Information was provided to Fort Capital, and is, as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act (Ontario)); and (ii) since the dates on which the Information was provided to Fort Capital, except as disclosed in writing to Fort Capital, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no change has occurred in the Information or any part thereof which would have or which could reasonably be expected to have a material effect on the Opinion.

In preparing the Opinion, we have made several assumptions, including that the disclosure provided or incorporated by reference in the Take-Over Bid Circular and the draft Directors’ Circular that we reviewed, with respect to the Company, the Offeror and the Offer, is true, complete and

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correct in all material respects, and that the final version of the Directors’ Circular will not differ in any material respect from the draft Directors’ Circular that we reviewed. Fort Capital expresses no view as to whether the conditions of the Offer are, or are capable of being, satisfied or waived, or as to the likelihood that the Offer will be completed.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company and the Offeror as they are reflected in the Information and as they have been represented to Fort Capital in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, Fort Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters which we believe to be reasonable and appropriate in the exercise of our professional judgment, many of which are beyond the control of Fort Capital or any party involved in the Offer.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company, the Offeror, or of any of their affiliates, and the Opinion should not be construed as such. The Opinion is not, and should not be construed as, advice as to the price at which the securities of the Company or the Offeror may trade at any time. Fort Capital was not engaged to review any legal, tax or regulatory aspects of the Offer and the Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its legal and tax advisors with respect to such matters. The Opinion addresses only the fairness of the Consideration, from a financial point of view, to the Shareholders, and does not address the fairness of the Consideration or the fairness or adequacy of any other term or aspect of the Offer. In addition, the Opinion does not address the relative merits of the Offer as compared to any strategic alternatives that may be available to the Company.

Although the Offer is not a transaction governed by MI 61-101, Fort Capital has reviewed publicly available information concerning the Offeror, including the trading history and trading activity of its subordinate voting shares, and has considered the criteria for a "liquid market" under MI 61-101. Those criteria would be met in respect of the subordinate voting shares of the Offeror and, accordingly, Fort Capital is of the view that the trading price of those shares can be reasonably regarded as a proxy for their underlying value.

The Opinion is provided to the Special Committee and the Board for their exclusive use only in considering the Offer and may not be used or relied upon by any other person or for any other purpose without our prior written consent. The Opinion does not constitute a recommendation as to whether any Shareholder should tender their Common Shares to the Offer or act on any matter relating to the Offer. Except for the inclusion of the Opinion in its entirety and a summary thereof, in a form acceptable to us, in the Directors’ Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to, in whole or in part, without our prior written consent.

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Fort Capital believes that our analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by us, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion of this nature is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

The Opinion is rendered as of the date hereof and Fort Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Fort Capital after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Fort Capital reserves the right to change, modify or withdraw the Opinion.

Considerations in Arriving at the Opinion

In considering the fairness, from a financial point of view, of the Consideration offered to the Shareholders pursuant to the Offer, Fort Capital took into account that the Consideration comprises a fixed amount of cash and a fixed number of subordinate voting shares of the Offeror. Where the trading price of those shares exceeds a specified level, the number of shares issuable per Common Share is reduced such that the value of the Consideration does not exceed US$5.00 per Common Share; the Offer provides no corresponding adjustment, and no minimum value protection, if the trading price of those shares declines. The value ultimately received by Shareholders will accordingly depend on the trading price of the Offeror's subordinate voting shares at the time Common Shares are taken up under the Offer. Fort Capital has had regard to the value of US$4.00 per Common Share stated by the Offeror, being a nominal value derived by applying the exchange ratio provided for in the Offer to the trading price of those shares prior to the announcement of the Offeror's intention to make the Offer, together with the cash component of the Consideration. We also had regard for the current nominal value of the Offer derived by applying the exchange ratio provided for in the Offer to the current trading price of the Offeror subordinate voting shares on August 28, 2026, together with the cash component. Fort Capital does not express any formal view as to the value of the subordinate voting shares of the Offeror comprising part of the Consideration.

In arriving at the Opinion, Fort Capital reviewed, analyzed and considered ranges of implied value for the Common Shares derived on a standalone basis using comparable company trading multiples, including on the application of a change of control premium, precedent transaction multiples and a discounted cash flow analysis of the Company. In applying comparable company trading multiples and in preparing the discounted cash flow analysis, Fort Capital used and relied upon forecasts, projections and estimates prepared by management of the Company, which Fort Capital reviewed and discussed with management and which have not been publicly disclosed by the Company. Fort Capital placed primary reliance on comparable company trading multiples, and

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the ranges of implied value indicated by the discounted cash flow analysis were consistent with that approach.

Fort Capital had further regard, as points of reference, to target prices and estimates published by equity research analysts covering the Company, the historical trading range of the Common Shares, a comparison of the attributes brought to the combined business by Aurora relative to percentage ownership that Aurora shareholders would have under the Offer and the historical exchange ratio between the Common Shares and the subordinate voting shares of the Offeror. Fort Capital also took into account the Company's cash position and the absence of funded indebtedness, and the value inherent in the execution of management's business plan.

Conclusion

Based upon and subject to the foregoing, Fort Capital is of the opinion that, as of the date hereof, the Consideration offered to the Shareholders pursuant to the Offer is inadequate, from a financial point of view, to the Shareholders.

Yours very truly,

FORT ADVISORY PARTNERS

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QUESTIONS? NEED HELP VOTING? Contact Us: North American Toll-Free Phone Number: 1-800-749-9052 Website: protectaurora.com E-mail: contactus@kingsdaleadvisors.com Fax Number: 416-867-2339 Toll-Free Fax Number: 1-866-545-5580 Outside North America, Banks and Brokers Call or Text Number: 416-623-4172